                                      REGISTRATION NOS. 33-93358 AND 33-93358-01

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             POST-EFFECTIVE AMENDMENT NO. 2 TO FORMS F-1 AND S-1/*/
                             REGISTRATION STATEMENT
                                       ON
                                   FORM S-3*
                                     UNDER
                           THE SECURITIES ACT OF 1933

TERRA NOVA INSURANCE (UK) HOLDINGS PLC                                                          TERRA NOVA (BERMUDA) HOLDINGS LTD.
(EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)                           (EXACT NAME OF GUARANTOR AS SPECIFIED IN ITS CHARTER)

ENGLAND AND WALES                 6331             NOT APPLICABLE       BERMUDA                   6331           NOT APPLICABLE
(STATE OR OTHER              (PRIMARY STANDARD     (I.R.S. EMPLOYER     (STATE OR OTHER     (PRIMARY STANDARD    (I.R.S. EMPLOYER
 JURISDICTION OF             INDUSTRIAL            IDENTIFICATION       JURISDICTION OF     INDUSTRIAL           IDENTIFICATION
 INCORPORATION OR            CLASSIFICATION CODE   NUMBER)              INCORPORATION OR    CLASSIFICATION       NUMBER)
 ORGANIZATION)               NUMBER)                                    ORGANIZATION)       CODE NUMBER)
------------------------------------------------------------------------------------------------------------------------------------


                TERRA NOVA HOUSE                                                        RICHMOND HOUSE
                41-43 MINCING LANE                                                      12 PAR-LA-VILLE ROAD
                LONDON EC3R 7SP, GREAT BRITAIN                                          HAMILTON HM 08, BERMUDA
                (171) 283-3000                                                          (441) 292-7731
------------------------------------------------------------------------------------------------------------------------------------

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
 CODE, OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES)                         INCLUDING AREA CODE, OF GUARANTOR'S PRINCIPAL EXECUTIVE
                                                                        OFFICES)
------------------------------------------------------------------------------------------------------------------------------------


                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 664-1666
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:
                                JEAN M. WAGGETT
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       TERRA NOVA (BERMUDA) HOLDING LTD.
                                 RICHMOND HOUSE
                              12 PAR-LA-VILLE ROAD
                            HAMILTON HM 08, BERMUDA
                                 (441) 292-7731

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time as determined by market conditions, after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

  THE ISSUER AND THE GUARANTOR HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE ISSUER AND THE GUARANTOR SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

* This Registration Statement constituted a filing on Form F-1 for the Senior Notes and on Form S-1 for the Guarantee; this Post-Effective Amendment constitutes a filing on Form S-3 for the Senior Notes and on Form S-3 for the Guaranty.

                                EXPLANATORY NOTE

        This Post-Effective Amendment to the Registration Statement contains a Prospectus relating to certain market-making transactions in the $100,000,000 10 3/4% Senior Notes due 2005 of Terra Nova Insurance (U.K.) Holdings plc, fully and unconditionally guaranteed by Terra Nova (Bermuda) Holdings Ltd. In order to register under Rule 415 of the Securities Act of 1933 those Senior Notes that will be offered and sold in market-making transactions, the appropriate box on the cover page of the Registration Statement has been checked and the undertakings required by Item 512(a) of Regulation S-K have been included in Item 17 of Part II.

                                 $100,000,000

                     Terra Nova Insurance (UK) Holdings plc

                         10 3/4% Senior Notes due 2005
           fully and unconditionally guaranteed on a senior basis by

                       Terra Nova (Bermuda) Holdings Ltd.

   The 10 3/4% Senior Notes due 2005 offered hereby (the "Senior Notes") were originally issued under a Prospectus dated June 27, 1995 by Terra Nova Insurance
(UK) Holdings plc (the "Issuer" or "UK Holdings") and are fully and unconditionally guaranteed on a senior basis by Terra Nova (Bermuda) Holdings Ltd. ("Bermuda Holdings" or the "Company"). See "Description of Senior Notes -- General" and "-- Guarantee." The Senior Notes will mature on July 1, 2005. Interest on the Senior Notes accrued at the rate of 10 3/4% per annum and is payable semi-annually on each January 1 and July 1, commencing January 1, 1996. The Senior Notes are redeemable at the option of the Issuer, in whole or in part, at any time on or after July 1, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to July 1, 1998, in the event that the Issuer or Bermuda Holdings consummates one or more offerings of its equity securities, all or a portion of the proceeds of such offerings may be used to redeem up to 35% of the Senior Notes at 109.75% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption. The Senior Notes also may be redeemed under the circumstances described under "Description of Senior Notes -- Tax Redemption" at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), the Issuer or Bermuda Holdings will be required to make an offer to each holder of Senior Notes to purchase all or any part of such holder's Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of Senior Notes -- Purchase at the Option of Holders upon a Change of Control" and "-- Certain Definitions." Neither the Issuer nor Bermuda Holdings expects to have sufficient funds available to purchase all of the outstanding Senior Notes were they to be tendered in response to an offer made as a result of a Change of Control. See "Risk Factors -- Change of Control." The Senior Notes are not subject to any mandatory sinking fund payment.

  The Senior Notes and the guarantee (the "Guarantee") of the Senior Notes by Bermuda Holdings constitute unsecured senior obligations of the Issuer and Bermuda Holdings, respectively. The Senior Notes and the Guarantee rank pari passu in right of payment with all other senior indebtedness of the Issuer and Bermuda Holdings, respectively. See "Description of Senior Notes -- General" and "-- Guarantee." The Senior Notes and the Guarantee constitute substantially all of the outstanding indebtedness of the Issuer and Bermuda Holdings, respectively. As of the date hereof, there is no outstanding indebtedness of either the Issuer or Bermuda Holdings which is subordinate to the Senior Notes. Because the Issuer and Bermuda Holdings are holding companies, in order for them to make interest and principal payments on the Senior Notes, they will be dependent on the payment of dividends by their respective insurance company subsidiaries, and the Senior Notes and the Guarantee will be effectively subordinated to all existing and future liabilities of such insurance company subsidiaries, which at December 31, 1996 consisted principally of insurance liabilities and aggregated $1.5 billion.

   There is currently no active public market for the Senior Notes. The Company has been advised by Donaldson, Lufkin and Jenrette Securities Corporation ("DLJSC") that it intends to make a market for the Senior Notes; however, DLJSC is not obligated to do so. Any market making may be discontinued at any time and there is no assurance that an active public market for the Senior Notes will develop or that, if such a market develops, it will continue. This Prospectus has been prepared for use by DLJSC in connection with offers and sales of an indeterminate amount of Senior Notes which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. DLJSC may act as principal or agent in such transactions. See "Plan of Distribution." DLJSC will deliver a Prospectus in connection with the sale of the Senior Notes in market-making transactions so long as such prospectus delivery is required under applicable law.

        SEE "RISK FACTORS" COMMENCING ON PAGE 5 HEREIN FOR A DISCUSSION
          OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
                                   INVESTORS.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

     The Issuer and Bermuda Holdings have filed with the Securities and Exchange Commission (the "Commission") a combined registration statement (collectively, the "Registration Statement," which term shall include any amendment thereto) on Forms F-1 and S-1, and a post-effective amendment on Form S-3, respectively, under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Senior Notes and the Guarantee offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Issuer, Bermuda Holdings, the Senior Notes and the Guarantee, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Bermuda Holdings is subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Issuer is exempt from such requirements, but summary financial information of the Issuer will be provided in the reports filed by Bermuda Holdings, as permitted by the rules and regulations of the Commission. Under current law, for as along as the Senior Notes or Bermuda Holdings' Class A Ordinary Shares, par value $5.80 per share, are listed on the New York Stock Exchange, Inc. (the "NYSE"), Bermuda Holdings will be required to file with the Commission annual, quarterly and current financial information on Forms 10-K, 10-Q and 8-K. However, whether or not required by the Exchange Act or the rules and regulations of the Commission thereunder, so long as any Senior Notes are outstanding, Bermuda Holdings has agreed to furnish to the holders of Senior Notes all financial information that would be required to be contained in a filing with the Commission on Form 10-K, 10-Q or 8-K if Bermuda Holdings were required to file such Form, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual financial statements only, a report thereon by Bermuda Holdings' independent public accountants. In addition, whether or not required by the Exchange Act or the rules and regulations of the Commission thereunder, Bermuda Holdings will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing.

     The Registration Statement (with exhibits), as well as the reports and other information filed by Bermuda Holdings pursuant to the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048 or on the Internet at http:\\www.sec.gov. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports and other material concerning Bermuda Holdings can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1996 is incorporated herein by reference.

     Any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Senior Notes and the Guarantee offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the foregoing documents). Any such request should be directed to Jean M. Waggett, Esq., Terra Nova (Bermuda) Holdings Ltd., Richmond House, 2nd Floor, 12 Par-La-Ville Road, Hamilton HM 08, Bermuda (telephone 441-292-7731)).

                      ENFORCEABILITY OF CIVIL LIABILITIES

     The Issuer is a public limited company incorporated under the laws of England and Wales, and Bermuda Holdings is a company incorporated under the laws of Bermuda. All of the directors and executive officers of the Issuer, all of the executive officers of Bermuda Holdings, five of the twelve directors of Bermuda Holdings, and the experts named herein are non-residents of the United States, and all or a substantial portion of the assets of the Issuer, Bermuda Holdings and such persons are located outside the United States. It may not be possible for investors to effect service of process within the United States upon such persons or to enforce against any of them, the Issuer or Bermuda Holdings judgments of courts of the United States predicated upon the civil liability provisions of the federal or state securities laws of the United States. The Issuer and Bermuda Holdings have been advised by their respective counsel, Clifford Chance and Conyers, Dill & Pearman, that there is doubt as to the enforceability in the United Kingdom and in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon such securities laws.

     The Company has been informed by Conyers, Dill & Pearman that the United States and Bermuda do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. The Company has also been advised by Conyers, Dill & Pearman that a final and conclusive judgment obtained in federal or state courts in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, without having to prove the facts supporting the underlying judgment, as long as: (i) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and (ii) the judgment was not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to the natural justice of Bermuda, and was not based on an error in Bermuda law. A Bermuda court may impose civil liability on the Company or its directors or officers in a suit brought in the Supreme Court of Bermuda against the Company or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation constitute or give rise to a cause of action under Bermuda law.

     Bermuda Holdings and the Issuer have each appointed CT Corporation System, New York, New York, as its agent to receive service of process in actions brought against it, arising out of or in connection with U.S. federal or state securities laws or out of violations of such laws, in any federal or state court in the U.S. relating to the transactions covered by this Prospectus.

                                    CURRENCY

     In this Prospectus, references to "U.S. dollars," "$" or "cents" are to U.S. currency, and references to "pounds," "sterling," "(Pounds)", "pence" or "p" are to U.K. currency. Bermuda Holdings publishes its consolidated financial statements in U.S. dollars, which is its functional currency.



     SENIOR NOTES MAY NOT BE OFFERED OR SOLD TO PERSONS IN THE UNITED KINGDOM EXCEPT TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESSES, OR OTHERWISE IN CIRCUMSTANCES WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT 1986 OF THE UNITED KINGDOM MUST BE COMPLIED WITH IN RELATION TO ANYTHING DONE IN RELATION TO THE SENIOR NOTES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

     NO DOCUMENT, INCLUDING THIS PROSPECTUS, MAY BE ISSUED OR PASSED ON TO ANY PERSON IN THE UNITED KINGDOM IN CONNECTION WITH THE ISSUE OF THE SENIOR NOTES EXCEPT TO A PERSON WHO IS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1995 OR IS A PERSON TO WHOM THE DOCUMENT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON.

                                  THE COMPANY

     The Company is a specialty property, casualty and marine insurance and reinsurance company operating on a worldwide basis through subsidiaries in the London company market and Lloyd's of London (together the "London Market"), in the Bermuda Market, and through branch offices in Toronto, Canada and Brussels, Belgium. Terra Nova, the Company's predecessor and principal subsidiary, was established in 1969 and is believed by management to be one of the largest London Market companies (as defined below).

     The London Market is one of the world's largest insurance and reinsurance marketplaces and attracts business from clients throughout the world who seek flexible and innovative protection for a wide variety of risks. The London Market is composed of Lloyd's and companies with underwriting offices in proximity to Lloyd's ("London Market companies").

     The Bermuda Market, comprised of both captive and independent companies, in recent years has become one of the world's largest insurance and reinsurance markets in which international business is written.

     The Company's principal executive offices are located at Richmond House, 12 Par-la-Ville Road, Hamilton HM 08, Bermuda, and its telephone number is 441-292-7731.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratios of earnings to fixed charges for the years and periods indicated:

                                        TERRA NOVA        COMPANY
                                      ----------------  ----------
                                        YEAR ENDED DECEMBER 31,
                                      ----------------------------
                                      1992  1993  1994  1995  1996
                                      ----------------------------
Ratio of earnings to
  fixed charges.....................  NM    NM    NM    6.72  7.64


            In determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes and fixed charges. Fixed charges consist of the total of interest on all indebtedness, amortization of deferred debt insurance costs and one-third of operating lease rental expense deemed representative of the interest factor. The ratio of earnings to fixed charges has not been adjusted to reflect minority interests because the shares of capital stock which comprise such minority interests are not entitled to dividends until debt service payments on the Senior Notes have been made. Terra Nova had no indebtedness through December 21, 1994, the date of its acquisition by the Company.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Senior Notes in any market-making transactions in connection with which this Prospectus may be delivered.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following should be considered carefully in evaluating an investment in the Senior Notes offered hereby.

  HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS

     The Issuer is a holding company whose primary assets are the capital stock of Terra Nova, and Bermuda Holdings is a holding company whose primary assets are the capital stock of the Issuer and Terra Nova (Bermuda). Accordingly, substantially all of the Issuer's cash flow is derived from dividends from Terra Nova, and substantially all of the Bermuda Holdings' cash flow is derived from dividends from the Issuer and Terra Nova (Bermuda). The payment of dividends and other payments by Terra Nova and Terra Nova (Bermuda) is subject to restrictions under U.K. law and Bermuda law, respectively.

     Under U.K. company law, Terra Nova may not declare or pay a dividend except from its distributable profits, which is its accumulated realized profits (so far as not previously used by distribution or capitalization) less its accumulated realized losses (so far as not previously written off in a reduction or reorganization of capital). U.K. insurance company law and regulation require an insurance company, such as Terra Nova, to maintain a minimum level of solvency and provide that such a company may only pay a dividend to the extent that the dividend would not reduce such company's net assets below its minimum level of solvency. In addition, before Terra Nova may declare or pay any dividend, it is required to give 14 days' advance notice to the U.K. Secretary of State for Trade and Industry acting through the U.K. Department of Trade and Industry (the "DTI"), which may direct that no such declaration or payment be made.

     Under Bermuda insurance law, Terra Nova (Bermuda) is prohibited from declaring or paying any dividends during any financial year if it is in breach of its "minimum solvency margin" or "minimum liquidity ratio" or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. Furthermore, if Terra Nova (Bermuda) fails to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, it will be prohibited, without the approval of the Minister of Finance of Bermuda (the "Minister"), from declaring or paying any dividends during the next financial year. In addition, under The Companies Act 1981, a company may not pay a dividend or make a distribution out of contributed surplus if there are reasonable grounds for believing that (a) the company is, or would be, after the payment unable to pay its liabilities as they become due, or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

     There can be no assurance as to the exact amount of dividend payments, if any, which the DTI will permit Terra Nova to make in the future or as to what the standards for dividend payments by Terra Nova or Terra Nova (Bermuda) will be in the future. Moreover, the surplus of each of Terra Nova and Terra Nova (Bermuda) will be affected by the value of its respective investment portfolio, which is sensitive to interest rate changes.

     Because the Issuer and Bermuda Holdings are holding companies, the Senior Notes and the Guarantee are effectively subordinated to all existing and future liabilities of their respective insurance company subsidiaries which at December 31, 1996 consisted principally of insurance liabilities and aggregated $1.5 billion calculated in accordance with GAAP.

  ABILITY TO SERVICE INTEREST AND PRINCIPAL PAYMENTS ON THE SENIOR NOTES

     The Issuer expects to satisfy its interest payment obligations with respect to the Senior Notes from dividend payments made by Terra Nova as well as capital subscriptions and other payments from Bermuda Holdings. Similarly, Bermuda Holdings' ability to fulfill the Guarantee or to make capital subscriptions and other payments to the Issuer is based on dividend payments by the Issuer or Terra Nova (Bermuda). Neither the Issuer nor Bermuda Holdings intends to establish a sinking fund with respect to the Senior Notes. To the extent dividends or other monies received by the Issuer or Bermuda Holdings are insufficient to make, directly or through the Guarantee, interest payments on the Senior Notes and principal payments on the Senior Notes at maturity or upon the occurrence of an Event of Default (as defined herein) or a Change of Control, the Company anticipates that it may have to borrow additional funds or sell some of its assets. See "Description of Senior Notes-- Purchase at the Option of Holders upon a Change of Control." There can be no assurance that such actions could be effected on satisfactory terms, in a timely manner or at all, that they would enable the Issuer or Bermuda Holdings to make any of the foregoing payments on the Senior Notes or that any such actions would be permitted under the Indenture.

  LEVERAGE

     As of December 31, 1996 the Company had outstanding indebtedness of approximately $100 million and shareholders' equity of approximately $398.7 million.

     The Indenture permits the Company to incur additional indebtedness, subject to certain limitations. Management believes that cash flow from operations, together with other available sources of liquidity, will be adequate to permit the Issuer to make required payments of principal and interest on its indebtedness and to fund the working capital requirements of its operating subsidiaries, although there can be no assurance that this will be the case. To the extent that cash flow from operations is insufficient to satisfy the Companies cash requirements, the Company may seek to obtain funds form additional borrowings, sell a portion of the Company's business, investment securities or other assets, engage in other transactions, raise additional equity capital or acquire other businesses that would provide cash flow (in all such cases to the extent permitted by the Indenture). There can be no assurance that such actions could be effected on satisfactory terms, in a timely manner or at all, that they would enable the Issuer or Bermuda Holdings to make any of the payments due on the Senior Notes or that any such actions would be permitted under the Indenture.

    The Company's leverage could make the Company vulnerable to changes in general economic conditions and impair the Company's ability to obtain additional financing for working capital, acquisitions or general corporate purposes. In addition, as noted above, Bermuda Holdings and the Issuer are dependent on dividend payments from subsidiaries to meet their obligations, including its obligations under the Senior Notes.

  CYCLICALITY OF INSURANCE AND REINSURANCE INDUSTRY; INDUSTRY DEVELOPMENTS

     The property, casualty and marine insurance and reinsurance industry has a history of being highly cyclical. Demand for reinsurance is influenced significantly by underwriting results of primary property, casualty and marine insurers and prevailing general economic and market conditions, all of which affect liability retention decisions of primary insurers and reinsurance premium rates. The supply of insurance and reinsurance is related directly to prevailing prices and levels of surplus capacity which, in turn, fluctuate in response to changes in rates of return on investments being realized in the property, casualty and marine insurance and reinsurance industry.

     As a results of the catastrophe losses suffered over the past several years and the contraction in reinsurance capacity caused by the withdrawal of a number of the Company's competitors, property catastrophe reinsurance rates hardened significantly and retentions increased sharply during the period 1991 through 1993. In 1994, 1995 and 1996, property catastrophe reinsurance rates fell from the strong levels of 1993. Management believes, in light of its experience with the Company's renewals for 1997 business, that premium rates can be expected to decline in 1997 in the absence of a major catastrophe event, but that rates and retention levels in the near future are likely to remain substantially higher than those experienced in 1992.

     Premium rates for U.S. casualty insurance and reinsurance have generally declined since 1990, primarily because of more predictable forms of coverage, such as claims made, and the effects of lower inflationary expectations. This has resulted in more competitive conditions which have continued in 1997.

     Since the substantial rate and deductible increases for marine insurance in the 1992 and 1993 underwriting years, prices generally stabilized in 1994 and 1995 and fell in 1996. In 1997 management believes that increased competition will lead generally to a further decline in rates. Increased deductible play an important role in reducing the number of very small claims. In the past, this business was characterized by large volumes of very small claims, arising from very low levels of deductibles which had remained unchanged for a number of years, during which repair costs rose due to inflation and currency fluctuations.

     There can be no assurance that rates and/or underwriting terms and conditions will not deteriorate further or at other times in the future as a result of additional capital provided by recent or future market entrants or for other reasons. Consolidations within the insurance industry may also reduce the demand for reinsurance, which may adversely affect rates and/or underwriting terms and conditions.

  COMPETITION

     The property and casualty insurance and reinsurance industry is highly competitive. The Company competes for its business in the United States and internationally with other Lloyd's syndicates, other London Market companies, other domestic Bermuda reinsurers, domestic United States insurers and reinsurers and other international insurers and reinsurers, many of whom are larger and have greater financial resources than the Company. Additionally, other well-capitalized insurers and reinsurers could start writing, or increase their writing of, the classes of business in which the Company is primarily engaged.

     Competition in the classes of business which the Company writes is based on many factors, including the perceived overall financial strength of the insurer or reinsurer, claims paying ability rating, premiums charged and other terms and conditions, services provided, reputation and perceived technical ability and experience of staff. Management of the Company believes that its principal competitive strengths are its management and operational flexibility, its expertise in risk assessment and underwriting skills and its relationships with Lloyd's brokers, other leading brokers and reinsurance intermediaries.

     Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. The Company carries A-, A- and A claims paying ability rating by S&P, A.M. Best and Duff & Phelps, respectively, which is lower than those held by some of its principal competitors. S&P and Duff & Phelps ratings range from a high "AAA" to a low "CCC", while A.M. Best ratings range from a high "A++" to a low "C-".

     Claims paying ability ratings are based upon a review of publicly available information and communications between rating agency analysts and the insurance company's management. Such ratings are the opinion of the rating agency giving the rating and are not directed toward the protection of investors.

  ADEQUACY OF LOSS RESERVES

     The Company establishes loss reserves for the ultimate payment of all losses and loss adjustment expenses (LAE) incurred with respect to its business. The loss and LAE liabilities consist of two components: case reserves and incurred but not reported (IBNR) reserves. Case reserves are estimates of future loss payments with respect to insured events which have been reported to the insurer. These reports may be made formally by the cedent or informally by other means, such as evaluation of claims by attorneys. The Company determines case reserves on a contract by contract basis. The amount reserved is the amount expected to be ultimately paid and is not discounted or otherwise adjusted for the time value of money. IBNR reserves are actuarilly determined and relfect (i) the estimated ultimate loss amount which will be paid by the insurer and (ii) an estimate of possible changes in the value of those claims which have already been reported to the insurer. The particular method of setting IBNR reserves depends upon the class of business invovled. The specific techniques involve the use of projections and models based on the Company's or the relevant market's experience and exposure. IBNR reserves reflect a margin for the uncertainty involved as determined by sensitivity tests. While management believes that the Company's reserves for losses and LAE are adequate, there can be no assurances that the Company's ultimate losses and LAE will not deviate, perhaps substantially, from the estimates reflected in its financial statements. If the Company's reserves should prove to be inadequate, the Company will be required to increase reserves, which could have a material adverse effect on the Company's financial condition.


  LLOYD'S AND LONDON MARKET COMPANIES

     [An unprecedented series of natural and man-made disasters, substantial increases in asbestos-related and environmental pollution claims (many arising under policies written in the 1940s, 1950s and 1960s), and losses incurred as a result of the LMX Spiral (claims arising under certain reinsurance arbitrage programs that were common among Lloyd's syndicates and London Market companies during the 1980s and early 1990s and that involved writing excess of loss coverage for other London Market excess of loss participants), when combined with the cyclical downturn experienced by the property and casualty insurance industry in general, adversely affected certain Lloyd's syndicates and London Market companies in the late 1980s and early 1990s. Lloyd's syndicates reported losses of (Pounds)2.1 billion in the 1989 year of account, (Pounds)2.3 billion in the 1990 year of account, (Pounds)2.1 billion in the 1991 year of account and (Pounds)l.2 billion in the 1992 year of account.
  With respect to the London Market companies, management believes that, of the companies that participated in the London Market in 1988, more than 30 have since substantially ceased underwriting new business, although several new companies have entered the market in recent years. With respect to Lloyd's syndicates, management believes that only 164 syndicates are operating for the 1997 year of account, down from 401 in 1990.

     In response to these events, beginning in April 1993, Lloyd's adopted measures designed to reorganize Lloyd's and its business practices in substantial and fundamental ways (the "Business Plan"). As part of the Business Plan, Lloyd's permitted in 1994 for the first time underwriting capacity from limited liability corporate members. In 1996, over 30%, or (Pounds)3.0 billion, of Lloyd's aggregate premium income capacity of (Pounds)10.0 billion has been provided by corporate members. In May 1995, Lloyd's proposed a plan (the "Plan of Reconstruction") intended to address a number of problems, including (a) the continuing losses in 1992 and earlier years of account from the previously described disasters, asbestos-related and environmental pollution claims and LMX Spiral, (b) the inability or unwillingness of certain individual members of Lloyd's ("Names") to meet their obligations, (c) the strain on Lloyds' Central Fund and (d) litigation by certain Names against their agents and managing agents and, in a number of cases, Lloyd's itself. During 1996, the Plan of Reconstruction was adopted, resulting in (i) the establishment of a separate reinsurance company ("Equitas") into which all outstanding liabilities for all risks written in 1992 or prior years of account were reinsured, with effect from September 4, 1996, (ii) the offer to Names of a settlement totalling (Pounds)32 billion substantially in the form of debt credits in order to enable Names to meet their obligations by reinsuring their outstanding liabilities into Equitas,
  (iii) assistance to Names by the release in 1996 profits from the 1994 and 1995 years of account, and (iv) the creation of a new Central Fund to provide security to insureds in respect of business underwritten after 1992. Various London Market companies also have made substantial changes in their operations.

     The Company's current business strategy depends to a significant degree upon the effective functioning of the London Market, which the Company believes is substantially affected by the ability of Lloyd's and the London Market companies to provide capacity and by the market's perception of Lloyd's and the London Market companies generally. In addition, the Company has substantial relationships with Lloyd's, both in connection with the underwriting of insurance and reinsurance and with the purchase of reinsurance. The Company also owns Octavian, a Lloyd's managing agent, and, through Terra Nova Capital, provides capacity to the Octavian Syndicates. The Company also participates in contracts of insurance and reinsurance on a subscription basis with other companies and other Lloyd's syndicates. Because Lloyd's syndicates represent approximately half of the capacity for international insurance and reinsurance in the London Market, there is a dependence within the London Market upon the capacity of Lloyd's in order to maintain the London Market's global capacity and, therefore, its ability to provide a major source of capacity for such business. If future problems at Lloyd's were to result in significant contraction of its capacity, although London Market companies, including the Company, would be presented with opportunities to increase participations on desirable risks, less insurance business could be offered in the London Market and, therefore, less may be available to Terra Nova. The Company has purchased and continues to purchase a portion of its reinsurance protection from Lloyd's and to that extent has a dependence on Lloyd's. At December 31, 1996, approximately 10% of the Company's present reinsurance program (measured by premiums ceded for the 1996 underwriting year) is placed at Lloyd's. The Company has never experienced a failure by Lloyd's to pay reinsurance balances ultimately determined to be due.

     Should the Plan of Reconstruction fail, the consequences with respect to London Market companies generally could adversely affect the Company by making the London Market less attractive to insureds, by damaging the Company's ability to obtain or recover on reinsurance or by reducing opportunities available to the Company and the Octavian Syndicates to write new business in the London Market.

  REINSURANCE AND RETROCESSIONS

     The Company purchases reinsurance primarily to manage exposures in its insurance and reinsurance businesses. The ability of the Company to maintain its reinsurance programs in the future on acceptable terms is an important factor for the Company's prospects for profitability and growth. Changes in the London Market and U.S. and international reinsurance markets affecting reinsurance and retrocessional capacity may have an adverse effect on the Company's reinsurance programs and therefore on its own programs and prospects.

     The Company has endeavored, and will in the future endeavor, to obtain reinsurance only from financially sound reinsurers. Similar to other companies in the insurance industry, the Company has had and is experiencing difficulties in obtaining full recovery from some of its reinsurers. The Company maintains a reserve for doubtful debts (totaling $34.4 million at December 31, 1996, including aviation business in run-off) in respect of those reinsurers in liquidation and/or under schemes of arrangement, or with which the Company is in dispute over the amount of recovery due or with respect to which the Company has concerns over the reinsurers' ability or willingness to pay future recoveries in full. At December 31, 1996, estimated total reinsurance recoverables on paid losses and unpaid losses and LAE (including
  IBNR), were $400.5 million, including aviation business in run-off. There can be no assurance that the Company will not experience further difficulties in the future in recovering under its reinsurance and retrocession facilities should one or more of its reinsurers suffer financial deterioration. The Company is subject to credit risks with respect to its reinsurers, as the ceding of risk to reinsurers does not relieve the ceding company of its primary liability to its insureds and reinsureds. There can be no assurance that the reinsurance and retrocession protection purchased by the Company will be sufficient to protect the Company from a severe deterioration in the frequency or severity of losses or against unusual or catastrophic circumstances. The Company has in the past obtained a significant portion of its reinsurance from Lloyd's syndicates. At December 31, 1996, the Company had $133.3 million, including aviation business in run-off, of reinsurance recoverables on unpaid losses and LAE (including IBNR) from Lloyd's syndicates, which represented 38.6% of the Company's total reinsurance recoverables on unpaid losses and LAE (including IBNR) at such date. Overdue balances from

  Lloyd's syndicates in respect of reinsurance recoverables are insignificant and no specific provision for doubtful debts has been considered necessary by the Company in respect of Lloyd's syndicates to date.

     There can be no assurance that Lloyd's syndicates or reinsurance companies will continue to provide reinsurance coverage in the future for the Company at acceptable rates or that the types of reinsurance purchased by the Company will continue to be available from Lloyd's syndicates. In either of these events, the Company would be required to: (i) find replacement coverage which could be more expensive than its current coverage; (ii) reduce its level of reinsurance coverage (and accordingly retain a greater percentage of the risk underwritten); and/or (iii) reduce the amount of business it writes in one or more lines.

  REGULATION

     Terra Nova is a U.K. insurance company authorized by the DTI to carry on insurance business (including reinsurance) in the U.K. and is subject to regulation and supervision in the U.K. by the DTI. The Insurance Companies Act 1982, as amended, imposes on U.K. insurance companies numerous requirements, including capital, solvency, liquidity and management standards and auditing and reporting requirements, and further grants to the DTI powers to supervise, investigate and intervene in the affairs of U.K. insurance companies. As is often the practice of the DTI in connection with a substantial change of control of a U.K. insurance company, Terra Nova is currently subject to a Notice of Requirements issued by the DTI on May 22, 1995 (as modified by notices dated April 3 and 4, 1996) in connection with the Terra Nova Acquisition, which, among other things, (i) requires 14 days' advance notice of the declaration or payment of dividends, which declaration or payment may be limited or prohibited by the DTI, (ii) requires Terra Nova to give notice and, in some instances, obtain DTI consent, prior to entering into certain transactions with connected persons and (iii) limits the annual amount of gross premiums that may be written by Terra Nova. Each of Terra Nova Capital and Octavian are subject to regulation and supervision by Lloyd's, including the imposition of capital, solvency and management standards.

     Terra Nova (Bermuda) is a registered Bermuda insurance company and is subject to regulation and supervision in Bermuda. The Insurance Act 1978, as amended, imposes on Bermuda insurance companies capital, solvency and liquidity standards and auditing and reporting requirements.

     Neither Terra Nova nor Terra Nova (Bermuda) is registered or licensed as an insurance company in any jurisdiction in the United States. Nevertheless, each state of the United States regulates to an extent the sale of insurance by foreign insurers such as Terra Nova and Terra Nova (Bermuda). The administration of insurance laws and regulations in the United States is vested in state agencies that have broad powers and are concerned primarily with the protection of policyholders. The status of foreign insurance companies within the insurance regulatory framework in the Untied States has been subject to increased scrutiny by the National Association of Insurance Commissioners (the "NAIC"), state legislatures and insurance regulators, as well as the U.S. Congress.

     While it is not possible to predict the future impact of changing law or regulation on the Company's operations, such changes could have a material adverse effect on the Company and the insurance industry in general.

  TAX MATTERS

     The Company believes that neither Terra Nova nor Terra Nova (Bermuda) will be subject to U.S. tax, other than U.S. excise tax on premiums of Terra Nova (Bermuda) with respect to risks located in the United

  States and withholding tax on certain U.S. source income, because neither engages in a trade or business in the United States. However, since definitive identification of activities that constitute being engaged in a U.S. trade or business is not provided by the Internal Revenue Code (the "Code") or Treasury Regulations or court decisions, there can be no assurance that the Internal Revenue Service (the "Service") will not contend that Terra Nova (Bermuda) or Terra Nova is engaged in a U.S. trade or business.

     If Terra Nova (Bermuda) were considered to be engaged in a U.S. trade or business, it would be subject to U.S. federal income tax at regular corporate rates on income attributable to its U.S. trade or business, except to the extent provided by the income tax treaty between the U.S. and Bermuda (the "Bermuda Treaty"), and might also be subject to a 30% "branch profits" tax. There can be no assurance that Terra Nova (Bermuda) is entitled, or in the future will be entitled, to benefits under the Bermuda Treaty. However, if Terra Nova (Bermuda) were so entitled and were considered to be engaged in a U.S. trade or business, it would not be subject to U.S. federal income tax at regular corporate rates except on income attributable to a U.S. permanent establishment. Terra Nova (Bermuda) might, however, be subject to the U.S. branch profits tax if it were engaged in a U.S. trade or business, even if it did not have a permanent establishment in the United States. Although the Company believes that Terra Nova (Bermuda) does not have a U.S. permanent establishment, there can be no assurance that the Service will not contend otherwise.

     If any subsidiary of UK Holdings were considered to be engaged in a U.S. trade or business, that entity would be subject to U.S. federal income tax at regular corporate rates on income attributable to its U.S. trade or business and might also be subject to branch profits tax, except to the extent provided by the income tax treaty between the U.S. and U.K. (the "U.K. Treaty"). The Company believes that the subsidiaries of UK Holdings will be qualified residents of the U.K. entitled to benefits under the U.K. Treaty and that, accordingly, even if any of those entities were considered to be engaged in a U.S. trade or business, it would be subject to U.S. federal income tax at regular corporate rates only on income attributable to a U.S. permanent establishment and would not be subject to the branch profits tax. Although the Company believes that none of the subsidiaries of UK Holdings has a U.S. permanent establishment, there can be no assurance that the Service will not contend otherwise.

     If the Company or any of its subsidiaries were considered to be subject to U.S. federal income tax in any of the ways described above, the Company's results of operations could be materially adversely affected.

  POSSIBLE CONFLICTS OF INTEREST

     The DLJ Entities (including Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), one of the Underwriters) beneficially own an aggregate of 11.7% of the outstanding voting shares of the Company. As a result of their ownership of shares, the DLJ Entities will be able to exercise significant influence over the Company through their ability to influence the election of directors and other corporate actions requiring shareholder approval.

     The DLJ Entities have made, and in the future may seek to make, investments in other insurance concerns, and have acquired or invested in, and may in the future seek to acquire or invest in, companies that compete with the Company in its reinsurance and insurance businesses. Additionally, certain shareholders of the Company have ownership interests in other London Market or Bermuda Market companies. Also, certain directors of the Company are employees of certain shareholders of the Company. As a result, possible conflicts of interest could arise between the Company and the foregoing parties in the future. Management anticipates that any future transactions to which the Company is a party and which involve the potential for significant conflicts of interest will be submitted to the independent directors for their approval. Management does not believe that there have been any material transactions involving parties with a conflict of interest which have been on terms less favorable than those which could have been obtained from an independent party.

  NO ACTIVE PUBLIC MARKET FOR THE SENIOR NOTES

     The Senior Notes are listed on the NYSE; however, there can be no assurance that an active public market will develop for the Senior Notes. The underwriters in the offering of the Senior Notes have advised the Company that they currently intend to make a market in the Senior Notes; however, they are not obliged to do so and any market making may be discontinued at any time. Accordingly, no assurance can be given as to the prices or liquidity of the Senior Notes. The Senior Notes may trade at prices that may be higher or lower than the initial offering price depending upon many factors, including general economic conditions, the Issuer's and Bermuda Holdings' financial results, government legislation or regulation, and the markets for similar securities.

  ENFORCEMENT OF JUDGMENTS

     All of the directors and executive officers of the Issuer, all of the executive officers of Bermuda Holdings, six of the eleven directors of Bermuda Holdings, and the experts named herein are non-residents of the United States, and all or a substantial portion of the assets of the Issuer, Bermuda Holdings and such persons are located outside the United States. It may not be possible for investors to effect service of process within the United States upon such persons or to enforce against any of them, the Issuer or Bermuda Holdings judgments of courts of the United States predicated upon the civil liability provisions of the federal or state securities laws of the United States. The Issuer and Bermuda Holdings have been advised by their respective counsel, Clifford Chance and Conyers, Dill & Pearman, that there is doubt as to the enforceability in the United Kingdom and in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon such securities laws.

  INVESTMENT PERFORMANCE

     The Company's investment portfolio consists primarily of investment grade securities with fixed maturities. The market value of the Company's investments varies depending on economic and market conditions. Absent other factors, the market values of fixed maturity securities are likely to decline as interest rates rise. The Company may, from time to time, for business or regulatory reasons, be required to sell certain of its investments at a time when their market value is less than the cost of such investments.

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Issuer or Bermuda Holdings will be required, subject to certain conditions, to offer to purchase all outstanding Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. In certain circumstances, a highly leveraged transaction, reorganization, restructuring, merger, or similar transaction by certain of the current beneficial owners of the voting capital stock of Bermuda Holdings would not constitute a Change of Control. Neither the Issuer nor Bermuda Holdings expect to have sufficient funds available to purchase all of the outstanding Senior Notes were they to be tendered in response to an offer made as a result oaf a Change of Control. There can be no assurance that the Issuer or Bermuda Holdings would be able to obtain such funds through dividends from their respective subsidiaries or a refinancing of the Senior Notes to be repurchased or otherwise. In addition, although neither the Issuer nor Bermuda Holdings currently has any senior indebtedness outstanding, provisions in future senior indebtedness of the Issuer or Bermuda Holdings may restrict such a purchase and have the effect of delaying or prohibiting the Issuer or Bermuda Holdings from commencing an offer to purchase the Senior Notes. Also, the requirement that the Issuer or Bermuda Holdings offer to repurchase the Senior Notes in the event of a Change of Control may have the effect of deterring a third party from effecting a transaction that would constitute a Change of Control. In addition, a holder of Senior Notes may not be able to readily determine if the sale or transfer of substantially all of the assets of Bermuda Holdings to certain persons constitutes a Change of Control under the Indenture because the term "substantially all" is not defined in the Indenture and its meaning under New York law is uncertain. See "Description of Senior Notes -- Purchase at the Option of Holders upon a Change of Control" and "--Certain Definitions."

                          DESCRIPTION OF CAPITAL STOCK

  GENERAL

     The Company's authorized share capital consists of 75,000,000 Class A Ordinary Shares, par value $5.80 per share, 10,000,000 Class B Ordinary Shares, par value $5.80 per share, and 25,000,000 preferred shares, par value $1.00 per share (the "Preference Shares"). As at March 1, 1997, 23,804,626 Class A Ordinary Shares and 2,048,140 Class B Ordinary Shares were issued and outstanding. No Preference Shares were issued or outstanding. All outstanding Ordinary Shares are validly issued, fully paid and nonassessable. The following description of the capital stock of the Company does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Bye-Laws and the Certificate of Designation of the Preference Shares (the "Certificate of Designation"), including the definitions therein of certain terms. Copies of the Bye-Laws and the Certificate of Designation have been filed as exhibits to the Registration Statement of which this Prospectus constitutes a part.

     The Bye-Laws provide for the corporate governance of the Company, including the establishment of share rights, modification of such rights, issuance of share certificates, the transfer of shares, alterations to capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and powers of directors, the payment of dividends, the appointment of an auditor and the winding-up of the Company.

  ORDINARY SHARES

     The Ordinary Shares rank, as to assets, dividends and in all other respects on parity with each other, except that, subject to the limitations on voting described below, Class A Ordinary Shares have one vote per share and Class B Ordinary Shares have no voting rights. Matters presented to shareholders for approval are approved by a simple majority vote.

     The Ordinary Shares have no preemptive rights or other rights to subscribe for additional Ordinary Shares and have no rights of redemption or conversion or exchange rights, except that, subject to certain terms and conditions contained in the Bye-Laws, the Class B Ordinary Shares are convertible at the option of the holder into Class A Ordinary Shares.

     In the event of a liquidation, dissolution or winding-up of the Company, the holders of Ordinary Shares are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preference Shares. Authorized but unissued shares may, subject to any rights attaching to existing preference and other shares, be issued at any time and at the discretion of the Board without the approval of the shareholders of the Company with such rights, preferences and limitations as the Board may determine.

  LIMITATION ON VOTING RIGHTS

     The Bye-Laws contain certain provisions that limit the voting rights that may be exercised by certain holders of Class A Ordinary Shares. These provisions are intended to prevent shareholders from certain adverse consequences under the "controlled foreign corporation" rules under the U.S. Internal Revenue Code of 1986, as amended (the "Code"), although no assurance can be given that such provisions will in fact effectively prevent such consequences. Under these provisions, if, and so long as, any U.S. Owner (as defined below) directly, indirectly or constructively owns, within the meaning of Section 958 of the Code, shares having more than 9.9% of the total number of votes exercisable in respect of all shares of voting stock of the Company, the voting rights attributable to such shares will be limited, in the aggregate, to 9.9% of the total number of votes. "U.S. Owner" means any U.S. Person that directly or indirectly owns, within the meaning of Section 958(a) of the Code, any shares of capital stock of the Company, and "U.S. Person" has the same meaning as set out in Section 7701(a)(30) of the Code and includes
  (i) a citizen or resident of the United States, (ii) a domestic partnership,
  (iii) a domestic corporation, and (iv) any estate or trust (other than a foreign estate or foreign trust).

     The Company is authorized to request information from any holder of Class A Ordinary Shares as necessary to give effect to the limitation on voting rights described above, and may disregard the votes attached to the Class A Ordinary Shares of any holder from whom information is requested until such time as a satisfactory response has been received.

  RESTRICTIONS ON TRANSFER; ABILITY TO REPURCHASE

     The Bye-Laws contain several provisions restricting the transferability of Class A Ordinary Shares. The directors are required to decline to register a transfer of shares of capital stock of the Company if they have reason to believe that as a result of such transfer any U.S. Owner would directly, indirectly or constructively own, within the meaning of Section 958 of the Code, shares having more than 9.9% of the votes of the Company (without giving effect to the limitation on voting rights described above) exercisable in respect of all shares of voting stock of the Company. Similar restrictions apply to the Company's ability to issue shares of capital stock of the Company.

     The directors also may, in their absolute discretion, decline to register the transfer of any shares of capital stock of the Company if they have reason to believe (i) that such transfer may expose the Company, any subsidiary thereof or any shareholder to adverse tax, legal or regulatory treatment, or would be in breach of any applicable legal or regulatory requirements, in each case in any jurisdiction, including the Lloyd's Act and Bye-Laws and other laws and regulations governing Lloyd's and members of Lloyd's, or (ii) that registration of such transfer under the Securities Act or any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. The Board of Directors may exercise such right in connection with, among other things, an acquisition by any person of shares of capital stock of the Company which would cause such person to be a "controller" of the Company under Lloyd's Corporate Members Bye-Laws (presently a 30% shareholder) or to be a "controller" of the Company under Lloyd's Underwriting Agents Bye-Laws (presently a 25% shareholder) or which cause any Lloyds broker or person "associated" with a Lloyd's broker to be "associated" with the Company under the Lloyd's Act (presently a more than 5% shareholder).

     The Company is authorized to request information from any holder or prospective acquiror of Class A Ordinary Shares as necessary to give effect to the transfer and issuance restrictions described above, and may decline to effect any such transaction if complete and accurate information is not received as requested.

     Conyers, Dill and Pearman, Bermuda counsel to the Company, have advised the Company that while the precise form of the restrictions on transfer contained in the Bye-Laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. The transferor of such Class A Ordinary Shares will be deemed to own such Class A Ordinary Shares for dividend, voting and reporting purposes until a transfer of such Class A Ordinary Shares has been registered on the Register of Members of the Company.

     If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within thirty days of such refusal. The Bye-Laws also provide that the Board may suspend the registration of transfers for any reason and for such periods as the Board may determine, provided that they may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

     The directors may designate the Company's Chairman of the Board to exercise their authority to decline to register transfer or to limit voting rights as described above, or to take any other action, for as long as such officer is also a director.

     Notwithstanding the foregoing, the Bye-Laws provide that the transfer restrictions described above shall not preclude the settlement of any transaction entered into through the facilities of the NYSE. In the event that a person becomes or attempts to become, through a transfer over the NYSE or otherwise, the owner of shares of capital stock of the Company, the transfer of which would violate the restrictions described above (such shares being referred to as the "Restricted Shares"), such person (the "purported owner") shall not obtain any rights in the Restricted Shares, the transfer agent shall not recognize the transfer of such shares to the purported owner, and such shares shall be deemed as of the date of the purported transfer to have been transferred to one or more charitable organizations selected by the directors. The charitable organizations shall be entitled to exercise all rights incident to ownership of such shares, including without limitation, the right to vote such shares and to receive dividends or distributions in respect thereof. A trustee appointed to act as agent for the charitable organizations shall be required under the Bye-Laws to take all lawful actions to cause the purported owner of the Restricted Shares to deliver such shares to the trustee, which shall, upon obtaining possession of the Restricted Shares, sell such shares to a person permitted to acquire such shares in accordance with the Bye-Laws. The net proceeds from any such sale of Restricted Shares shall first be paid to the purported owner of such shares, in an amount up to the amount paid by such purported owner for such shares, and the remaining proceeds, if any, shall be paid to the charitable organizations selected by directors.

     The Bye-Laws also provide that if the Board in its absolute discretion determines that share ownership by any shareholder may result in adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any other shareholder, then the Company will have the option, but not the obligation, to repurchase all or part of the shares of capital stock of the Company held by such shareholder to the extent the Board determines it is necessary to avoid such adverse consequences. The price to be paid for such shares will be the fair market value of such shares.

  PREFERENCE SHARES

     Pursuant to the Bye-Laws and Bermuda law, the Board by resolution may establish one or more series of Preference Shares having such number of shares (not exceeding 25,000,000), designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of the Company.

  DIVIDENDS

     Subject to the preferences applicable to the Preference Shares, the holders of Ordinary Shares will be entitled to receive such dividends, if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Company legally available for such purposes.

  BOARD OF DIRECTORS

     The Bye-Laws provide that the Board shall be elected annually and shall not be staggered. Shareholders may only remove a director for cause prior to the expiration of such director's term at a special meeting of shareholders at which a majority of the holders of shares entitled to vote thereon vote in favor of such action.

  TRANSFER AGENT

     The Company's registrar and transfer agent for the Class A Ordinary Shares is Chemical Mellon Shareholder Services.

  THE ISSUER

   GENERAL

     The Issuer's authorized share capital consists of 8,400,000,000 A ordinary shares, par value U.S. $0.01 per share (the "Issuer A Ordinary Shares"), 1,500,000,000 B ordinary shares, par value U.S. $0.01 per share (the "Issuer B Ordinary Shares" and, together with the Issuer A Ordinary Shares, the "Issuer Ordinary Shares"), 100,000,000 convertible preference shares, par value U.S. $0.01 per share (the "Issuer Preference Shares"), and 50,000 deferred shares, par value (Pounds)l.00 per share (the "Issuer Sterling Deferred Shares"). As of December 31, 1996, 808,037,920 Issuer A Ordinary Shares and 50,000 Issuer Sterling Deferred Shares were issued and outstanding. No Issuer B Ordinary Shares or Issuer Preference Shares have been issued. All outstanding Issuer A Ordinary Shares and Issuer Sterling Deferred Shares are validly issued, fully paid and nonassessable. The following description of the capital stock of the Issuer does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Memorandum of Association (the "Memorandum") and the Articles of Association (the "Articles") of the Issuer, including the definitions therein of certain terms. Copies of the Memorandum and the Articles are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

   ORDINARY SHARES

     The Issuer Ordinary Shares rank, as to assets, dividends and in all other respects, on parity with each other, except with respect to voting rights.
  The Issuer A Ordinary Shares entitle each holder thereof to one vote per share held, and Issuer B Ordinary Shares entitle the holder thereof to one vote for every ten Issuer B Ordinary Shares held. The Issuer Ordinary Shares have no rights of redemption or conversion or exchange rights.

   PREFERENCE SHARES

    The Issuer Preference Shares rank senior as to all other capital stock of the Issuer with respect to dividend payments and liquidation. Subject to certain terms and conditions contained in the Articles, the Issuer Preference Shares are convertible at any time at the option of the holders thereof into, at the discretion of the board of directors of the Issuer, either Issuer B Ordinary Shares or Issuer B Ordinary Shares and deferred shares, par value U.S. $0.01 per share (the "Issuer U.S. $ Deferred Shares"). Holders of Issuer U.S. $ Deferred Shares will have liquidation rights; however, they will not have dividend or voting rights.

   STERLING DEFERRED SHARES

     The Issuer Sterling Deferred Shares have no dividend or voting rights or any other rights, except certain limited rights upon liquidation.

   DIVIDENDS

     Subject to the special rights attaching to the Issuer Preference Shares, the holders of Issuer Ordinary Shares will be entitled to receive such dividends, if any, as may be declared thereon by the board of directors of the Issuer out of the profits of the Issuer available for distribution. Dividends on the Issuer Preference Shares are cumulative. Dividends on the Issuer Preference Shares are payable on the Liquidation Value (as defined in the Articles) as at the immediately preceding due date for payment of the dividend at the rate of 5% semi-annually. Dividends on the Issuer Preference Shares accrue from day to day and are payable on June 30 and December 31 of each year.

                          DESCRIPTION OF SENIOR NOTES

  GENERAL

     The Senior Notes constitute senior unsecured obligations of the Issuer issued pursuant to the Indenture (the "Indenture") among the Issuer, Bermuda Holdings and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and holders of Senior Notes are refer-red to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following description of the terms of the Senior Notes and the guarantee thereof by Bermuda Holdings pursuant to the Indenture or pursuant to guarantees endorsed on the Senior Notes (both forms of guarantee are hereinafter referred to collectively as the "Guarantee") sets forth certain terms and provisions of the Senior Notes and the Guarantee. The definitions of certain general terms used in the following summary are set forth below under "--Certain Definitions."

     The Senior Notes rank senior in right of payment to all subordinated indebtedness of the Issuer and pari passu in right of payment with all indebtedness of the Issuer not expressly subordinated or secured. The Senior Notes are fully and unconditionally guaranteed on a senior basis by Bermuda Holdings, and the obligations of Bermuda Holdings under the Guarantee rank senior in right of payment to all subordinated indebtedness of

  Bermuda Holdings and pari passu in right of payment with all indebtedness of Bermuda Holdings not expressly subordinated or secured.

     The Senior Notes were initially be issued as the Global Note, which was deposited with the Custodian, as custodian thereof for the Depositary, pursuant to the Deposit and Custody Agreement (the "Depositary Agreement") among the Issuer, Bermuda Holdings, the Custodian and the Depositary. For a description of the Depositary Agreement, see "Description of Depositary Agreement." The Depositary issued the Global Receipt, which was delivered to and registered in the name of DTC or its nominee. Unless and until all of the beneficial interests in the Global Note ("Book-Entry Interests") are exchanged for Definitive Senior Notes (as defined herein), the depositary interest held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     The Senior Notes are listed on the NYSE.

  GUARANTEE

     Bermuda Holdings has fully and unconditionally guaranteed on a senior basis to each holder of a Senior Note the due and punctual payment of the principal of and any premium and interest on such Senior Note (and any Additional Amounts (as defined herein) payable by the Issuer or Bermuda Holdings in respect thereof) when and as the same shall become due and payable, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the Senior Notes and the Indenture. Bermuda Holdings' obligations under the Guarantee are as if it were a principal debtor and not merely a surety, and are absolute and unconditional, irrespective of, and will be unaffected by, any invalidity, irregularity or unenforceability of any Senior Note or the Indenture, any failure to enforce the provisions of any Senior Note or the Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto, by the holder of any Senior Note or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor, provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of Bermuda Holdings, increase the principal amount of a Senior Note or the interest rate thereon or increase any premium payable upon redemption thereof.

  PRINCIPAL, MATURITY AND INTEREST

     The Senior Notes are limited in an aggregate principal amount to $100.0 million. The Senior Notes will mature on July 1, 2005. Interest on the Senior Notes accrues at the rate of 10 3/4% per annum and is payable semi annually in arrears in cash on each January 1 and July 1, commencing January 1, 1996 (each, an "Interest Payment Date"), to holders of record on the immediately preceding December 15 and June 15, respectively. Interest on the Senior Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance.
  Interest is computed on the basis of a 360-day year of twelve 30-day months.

  OPTIONAL REDEMPTION

     Except as provided in the next two paragraphs, the Senior Notes will not be redeemable at the Issuer's option prior to July 1, 2000. Thereafter, the Senior Notes will be redeemable, at the option of the Issuer, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on July 1, of the years indicated below:

                YEAR                     PERCENTAGE
                ----                     ----------
                2000....................  104.031%
                2001....................  102.688%
                2002....................  101.344%
                2003 and thereafter.....  100.000%

            At any time prior to July 1, 1998, the Issuer may redeem up to 35% of the aggregate principal amount of the Senior Notes originally issued with the net proceeds of one or more offerings of Capital Stock (other than Redeemable Capital Stock) of Bermuda Holdings or the Issuer, in each case at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided that (i) at least $65.0 million in aggregate principal amount of the Senior Notes originally issued remains outstanding immediately after the occurrence of any such redemption, (ii) any such redemption occurs within 90 days of the date of the closing of any such offering; and (iii) the Issuer may conduct no more than one redemption per offering of such Capital Stock.

  TAX REDEMPTION

     The Senior Notes may be redeemed at the option of the Issuer, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the Indenture, at any time at a redemption price equal to the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption if (a) the Issuer is required to issue Definitive Senior Notes (other than upon the request of a holder of Book-Entry Interests following an Event of Default) after using all reasonable efforts to avoid having to issue such Definitive Senior Notes and the Issuer is or would be so required in the absence of any applicable tax treaty on the next succeeding Interest Payment Date to pay Additional Amounts with respect to any of the Senior Notes as described under "--Payment of Additional Amounts" or (b) the Issuer or Bermuda Holdings is or would be so required in the absence of any applicable tax treaty on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the Senior Notes as described under "--Payment of Additional Amounts," and, in either case, the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Issuer.

     The Issuer or Bermuda Holdings will also pay, or make available for payment, to holders of Senior Notes on the redemption date any Additional Amounts (as described, but subject to the exceptions referred to, under "-- Payment of Additional Amounts") resulting from the payment of such redemption price.

  SELECTION AND NOTICE

     For information with respect to the redemption of Book-Entry Interests, see "Description of Depositary Agreement--Redemption or Repurchase." With respect to any outstanding Definitive Senior Notes, if less than all of the definitive registered Senior Notes (the "Definitive Senior Notes") are to be redeemed at any time, selection of Definitive Senior Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate and in compliance with the requirements of the NYSE or other principal national securities exchange, if any, on which the Senior Notes are listed or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate; provided that no Definitive Senior Notes with a principal amount of $1,000 or less shall be redeemed in part. With respect to any Definitive Senior Notes, notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Definitive Senior Notes to be redeemed at its registered address. If any Definitive Senior Note is to be redeemed in part only, the notice of redemption that relates to such Definitive Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Definitive Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Definitive Senior Note. On and after the redemption date, interest will cease to accrue on all Senior Notes or portions thereof called for redemption. The Issuer or Bermuda Holdings will comply with the Exchange Act and the rules and regulations of the Commission thereunder to the extent applicable to any such redemption.

  PURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Issuer or Bermuda Holdings will be required to make an offer (a "Change of Control Offer") to each holder of Senior Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (a "Change of Control Payment"). Within 15 days following the date on which a Change of Control occurs, the Issuer or Bermuda Holdings shall mail a notice to each holder of Senior Notes stating: (a) that a Change of Control Offer is being made pursuant to the covenant entitled "Purchase at the Option of Holders upon a Change of Control" and that all Senior Notes properly tendered will be accepted for payment; (b) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (c) that any Senior Notes not properly tendered will continue to accrue interest in accordance with the terms of the Indenture; (d) that, unless the Issuer or Bermuda Holdings defaults in the payment of a Change of Control Payment, all Senior Notes accepted for payment pursuant to a Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (e) that holders of Senior Notes electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender the Senior Notes (to the extent held as Definitive Senior Notes), with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Notes completed, or transfer by book-entry, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (f) that holders of Senior Notes will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Senior Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Senior Notes purchased; and (g) that holders of Senior Notes whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Issuer or Bermuda Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes in connection with a Change of Control.

     On the Change of Control Payment Date, the Issuer or Bermuda Holdings will, to the extent lawful, (a) accept for payment all Senior Notes or portions thereof properly tendered pursuant to a Change of Control Offer, (b) deposit with the paying agent an amount equal to a Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an officers' certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Issuer or Bermuda Holdings; provided that neither the Issuer nor Bermuda Holdings will be obligated to purchase Senior Notes following a Change of Control if holders of less than 25% in aggregate principal amount of Senior Notes then outstanding have tendered such Senior Notes in a Change of Control Offer. The paying agent will promptly mail to each holder of Senior Notes so tendered a Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer or Bermuda Holdings will publicly announce the results of a Change of Control Offer on or as soon as practicable after a Change of Control Payment Date.

  CERTAIN COVENANTS

   Restricted Payments

     The Indenture provides that:

     (1) After the Issue Date Bermuda Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend on or make any distribution in respect of any Capital Stock of Bermuda Holdings or any Subsidiary of Bermuda Holdings that is payable to any person other than to Bermuda Holdings or a Wholly-Owned Restricted Subsidiary of Bermuda Holdings (except for dividends payable in shares of Bermuda Holdings' Capital Stock other than Redeemable Capital Stock); (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Bermuda Holdings or any Restricted Subsidiary of Bermuda Holdings; (iii) make payment of or on account of any principal of or premium on any Subordinated Indebtedness or Redeemable Capital Stock of Bermuda Holdings or any Restricted Subsidiary of Bermuda Holdings or repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness or Redeemable Capital Stock of Bermuda Holdings or any Restricted Subsidiary of Bermuda Holdings (except for any required payments or final payment at maturity pursuant to the provisions thereof and except for any payment consisting solely of Capital Stock of Bermuda Holdings or any Restricted Subsidiary of Bermuda Holdings (other than Redeemable Capital Stock), and except for any such payment on any Subordinated Indebtedness owned by Bermuda Holdings or any Restricted Subsidiary); or (iv) make any Investment other than a Permitted Investment (each of (i), (ii) (iii) and (iv) above, other than Permitted Payments (as described below), being collectively referred to as "Restricted Payments")), unless, at the time of such Restricted Payment and after giving effect thereto:

         (A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and

         (B) Bermuda Holdings, after giving pro forma effect to such Restricted Payment, would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described under "-- Limitation on Indebtedness" below; and

         (C) such Restricted Payment, together with the aggregate of all other Restricted Payments declared or made by Bermuda Holdings and its Restricted Subsidiaries after the Issue Date (including

             Restricted Payments permitted by paragraph (2) below other than Permitted Payments (as defined below)), shall not exceed the sum of:

            (a) 50% of the aggregate Consolidated Adjusted Net Income of Bermuda
                Holdings accrued on a cumulative basis during the period (taken as a single period) commencing with the fiscal quarter prior to the fiscal quarter in which the Issue Date occurs (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss); plus

            (b) 100% of the net cash proceeds received after the Issue Date by
                Bermuda Holdings (other than from any of its Subsidiaries) or the Issuer (other than from any of its Subsidiaries) as capital contributions to Bermuda Holdings or the Issuer, as applicable, or from the sale or issuance of Capital Stock (other than Redeemable Capital Stock) of Bermuda Holdings; plus

            (c) 100% of the net cash proceeds received by Bermuda Holdings after the Issue Date (other than from any of its Subsidiaries) from the exercise of options or warrants to purchase Capital Stock of Bermuda Holdings; plus

            (d) 100% of the net cash proceeds received by Bermuda Holdings after the Issue Date (other than from any of its Subsidiaries) from the issuance and sale of convertible indebtedness or convertible preferred stock issued after the Issue Date but only to the extent such indebtedness or preferred stock has been converted into Capital Stock (other than Redeemable Capital Stock); plus

            (e)  $5.0 million.

       Notwithstanding the foregoing, Bermuda Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, declare or pay any dividend on or make any distribution in respect of any Capital Stock of Bermuda Holdings or any Subsidiary of Bermuda Holdings that is payable to any person other than to Bermuda Holdings or a Wholly-Owned Restricted Subsidiary of Bermuda Holdings, unless and until Bermuda Holdings or the Issuer shall have successfully completed a registered public offering of its Capital Stock (other than Redeemable Capital Stock or Preferred Stock);

     (2) Notwithstanding the foregoing, Bermuda Holdings and its Restricted Subsidiaries may take the following actions (clauses (ii), (iii), (iv), (v), (vii) and (viii) below being referred to as "Permitted Payments") so long as, in the case of clauses (iii), (iv), (vi), (vii) and (viii), no Default or Event of Default has occurred and is continuing:

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (1) above (in which event such dividend shall be deemed to have been paid on such date of declaration thereof for purposes of paragraph (1) above);

       (ii) the consummation of the transactions contemplated by the Put Agreements (other than any payment in cash pursuant thereto);

       (iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of any shares of Capital Stock of Bermuda Holdings or any Subordinated Indebtedness (A) in exchange for or out of the net cash proceeds of a substantially concurrent issue and sale (other than to Bermuda Holdings or a Subsidiary of Bermuda Holdings) of shares of Capital Stock (other than Redeemable Capital Stock) of Bermuda Holdings or (B) out of the net cash proceeds of a substantially concurrent additional capital contribution to Bermuda Holdings; provided that, in the case of both clauses (A) and (B), the net proceeds of any such issuance, sale or capital contribution are excluded from clauses (b), (c) and (d) of paragraph (1)(C) above;

       (iv) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of Bermuda Holdings in exchange for or out of the net cash proceeds of a substantially concurrent issue and sale (other than to Bermuda Holdings or a Subsidiary of Bermuda Holdings) of new Indebtedness of Bermuda Holdings; provided that any such new Indebtedness (A) shall be in a principal amount (plus the amount of fees and expenses incurred in connection with such refinancing) that does not exceed the principal so refinanced; provided, further, that for purposes of this clause (A), the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination; (B) shall not have an Average Life or final Stated Maturity of principal less than the Indebtedness so refinanced; and (C) shall be subordinate to the Senior Notes at least to the extent and in the manner that the Indebtedness to be refinanced is subordinate to the Senior Notes;

       (v)    payment of the Deferred Payment Right;

       (vi) the repurchase, redemption or other acquisition or retirement for value of an aggregate of up to $3.0 million of securities of Bermuda Holdings from members of management of Bermuda Holdings or its Restricted Subsidiaries;

       (vii) declaration and payment of dividends in respect of Bermuda Holdings' convertible redeemable preferred shares outstanding on the Issue Date; and

       (viii) repayment of any portion of the interim notes or the seller notes of the Issuer or any action relating to the surrender or cancellation of the preference shares of Bermuda Holdings, Terra Nova or Terra Nova (Bermuda), in each case pursuant to the provisions of Section 7.2 of the share purchase agreement dated December 21, 1994, between the Issuer and the sellers named therein.

  All of the actions (i) described in this paragraph (2) other than Permitted Payments shall be Restricted Payments which shall be permitted to be made in accordance with this paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under the test described in paragraph (1) and (ii) described as Permitted Payments in this paragraph shall be permitted to be made in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under the test described in paragraph (1).

     Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon Bermuda Holdings' latest available financial statements.

   LIMITATION ON INDEBTEDNESS

     The Indenture provides that neither Bermuda Holdings nor the Issuer will, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur") any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness unless Bermuda Holdings' Consolidated Fixed Charge Coverage Ratio for Bermuda Holdings' most recently ended four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness, taken as one period, would have been at least equal to 2.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. For purposes of calculating this ratio: (i) interest on any Indebtedness under a revolving credit facility will be computed on a pro forma basis based upon the average daily balance of such indebtedness during the applicable period; and (ii) in the event that Bermuda Holdings or any of its Restricted Subsidiaries incurs or redeems any Indebtedness, issues or redeems any preferred stock or makes any material acquisition or disposition subsequent to the commencement of the period for which such ratio is being calculated but prior to the event in respect of which such ratio is being calculated, the ratio shall be calculated after giving pro forma effect to such incurrence or redemption of indebtedness, such issuance or redemption of preferred stock and such material acquisition or disposition, as if the same had occurred at the beginning of such period.

     The Indenture also provides that Bermuda Holdings will not permit any of its Restricted Subsidiaries (other than the Issuer) to incur any Indebtedness (including Acquired Indebtedness), other than Permitted Subsidiary Indebtedness.

   LIMITATION ON USE OF PROCEEDS FROM ASSET DISPOSITIONS

     The Indenture provides that Bermuda Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition (other than as permitted pursuant to those provisions described in "--Merger, Consolidation or Sale of Assets" below, which constitutes an Asset Disposition of all or substantially all of Bermuda Holdings' assets) unless: (i) the consideration received from such Asset Disposition is at least equal to the fair market value of the property sold (which, in the case of any Asset Disposition involving assets having a fair market value in excess of $5.0 million (including the value of non-cash consideration) must be determined by the Board of Directors of Bermuda Holdings); (ii) 75% of the consideration from the Asset Disposition is received in cash, Cash Equivalents, other securities listed on a U.S. or European national securities exchange or The NASDAQ Stock Market, or the assumption of liabilities (other than Subordinated Indebtedness); and (iii) Bermuda Holdings applies (or causes a Restricted Subsidiary to apply) the Net Available Cash within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash as follows: (A) first, to the extent Bermuda Holdings elects, to acquire any Insurance Business or to invest in its Insurance Business, (B) second, to the extent Bermuda Holdings elects, to prepay, repay or purchase any Indebtedness of a Principal Insurance Subsidiary (other than Indebtedness owed to Bermuda Holdings or an Affiliate of Bermuda Holdings), (C) third, to the extent Net Available Cash exceeds the amount applied in accordance with clauses (A) and (B) ("Excess Proceeds"), to make an offer to apply the Excess Proceeds, once such Excess Proceeds accumulate to a sum greater than $5.0 million, to repurchase the Senior Notes, in accordance with the procedures set forth in the Indenture at a purchase price equal to 100% of the principal amount of such Senior Notes, plus accrued and unpaid interest to the date of purchase and (D) fourth, to the extent Excess Proceeds exist after application thereof in accordance with clauses
  (A), (B) and (C), to prepay, repay or purchase any Indebtedness of Bermuda Holdings or any Restricted Subsidiary.

   LIENS

     The Indenture provides that Bermuda Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) on any property or asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, unless all payments due under the Indenture and the Senior Notes are secured on an equal and ratable basis with (or prior to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

   LIMITATION ON BUSINESS ACTIVITIES

     The Indenture provides that Bermuda Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than: (i) the Insurance Business and such business activities incidental or related thereto, including, without limitation, the administration of the insurance business and the management of investments (including for unaffiliated third parties); (ii) such other businesses related to the Insurance Business as Bermuda Holdings or its Restricted Subsidiaries are engaged in on the Issue Date but the operation of such businesses shall be limited to the extent of business activity conducted on the Issue Date or to the extent appropriate to permit the run-off of business existing on the Issue Date or to the extent appropriate to manage businesses held for sale until the date of sale, and
  (iii) acting as a holding company for companies engaged in the businesses specified in (i) and (ii) above.

   LIMITATION ON SALE OF CAPITAL STOCK OF PRINCIPAL INSURANCE SUBSIDIARIES

     Except for a transaction subject to the provisions of the Indenture described below under "--Merger, Consolidation or Sale of Assets," Bermuda Holdings will not, and will not permit any Subsidiary to, directly or indirectly, sell, transfer, convey or otherwise dispose of (other than to Bermuda Holdings or a Wholly-Owned Restricted Subsidiary of Bermuda Holdings) any Capital Stock of a Principal Insurance Subsidiary or any securities convertible into or warrants, rights or options to subscribe for Capital Stock of any Principal Insurance Subsidiary, and Bermuda Holdings will not permit any Principal Insurance Subsidiary to issue or sell (other than to Bermuda Holdings or a Wholly-Owned Restricted Subsidiary of Bermuda Holdings) any of its Capital Stock or securities convertible into or rights, warrants or options to subscribe for its Capital Stock. The foregoing restriction shall not prohibit consummation of the transactions contemplated by the Put Agreements or the issuance or sale by Terra Nova or Terra Nova (Bermuda) of its Capital Stock (other than Redeemable Capital Stock) or securities convertable into or rights, warrants or options to subscribe for such Capital Stock (other than Redeemable Capital Stock) to certain initial investors in the Company for cash.

   DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that Bermuda Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distributions to Bermuda Holdings or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; (ii) pay any Indebtedness owed to Bermuda Holdings or any of its Restricted Subsidiaries;
  (iii) make loans or advances to Bermuda Holdings or any of its Restricted Subsidiaries; or (iv) transfer any of its properties or assets to Bermuda Holdings or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

     (a) existing Indebtedness as in effect on the date of the Indenture;

     (b) the Indenture, the Senior Notes and the Guarantee;

     (c) any law or any governmental regulation or order or pursuant to any agreement or understanding with any regulatory body or agency; provided that Bermuda Holdings has used its reasonable efforts to have any such order diminished or removed by any regulator authorized to do so and to obtain any exemptive orders from the relevant regulator with respect to such encumbrance or restriction to the extent such exemptive orders are reasonably suitable under applicable laws and regulations;

     (d) any instrument existing on the Issue Date that governs the Preferred Stock of any Restricted Subsidiary outstanding on the Issue Date;

     (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by Bermuda Holdings or any of its Restricted Subsidiaries as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

     (f) customary non-assignment provisions in leases and in agreements relating to intellectual property entered into in the ordinary course of business and consistent with past practices;

     (g) any agreement with respect to Permitted Subsidiary Indebtedness; provided that such encumbrances and restrictions shall not, in the reasonable opinion of management of Bermuda Holdings as of the date of any such agreement, materially impair the ability of the Issuer to pay the principal of and premium and interest on the Senior Notes (and any Additional Amounts payable in respect thereof) or the ability of Bermuda Holdings to pay under the Guarantee; or

     (h) any agreement that extends, refinances, renews or replaces any agreement containing any of the restrictions described in the foregoing clauses (a) through (g); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Senior Notes than those under or pursuant to the agreement extended, refinanced, renewed or replaced.

   TRANSACTIONS WITH AFFILIATES

     The Indenture provides that Bermuda Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction (including, without limitation, the purchase, sale, transfer, lease or exchange of any assets or property or the rendering of any service) with, or for the benefit of, any Affiliate of Bermuda Holdings or any of its Subsidiaries other than a Wholly-Owned Restricted Subsidiary (each of the foregoing, an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to Bermuda Holdings or the relevant Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction by Bermuda Holdings or such Subsidiary, as the case may be, on an arm's length basis from an unrelated person; provided that a transaction with any Affiliate of Bermuda Holdings or any of its Subsidiaries that involves services or consideration having a value of more than $1.0 million shall only be deemed to be on terms no less favorable to Bermuda Holdings or the relevant Subsidiary, as the case may be, than those obtainable at the time of the transaction on an arm's length basis from an unrelated person if a majority of the directors of Bermuda Holdings and, if any of the directors are disinterested, a majority of the disinterested directors of Bermuda Holdings approves the Affiliate Transaction, except that the foregoing proviso shall not apply to transactions between Bermuda Holdings or its Restricted Subsidiaries, on the one hand, and any Affiliates of Bermuda Holdings or its Restricted Subsidiaries, on the other hand, in the ordinary course of business involving the insurance or reinsurance of risks or the brokering of insurance or reinsurance. The foregoing restriction shall not apply to: (i) the payment of reasonable and customary regular fees to directors of Bermuda Holdings and its Restricted Subsidiaries who are not employees of Bermuda Holdings or its Subsidiaries; (ii) loans to officers, directors and employees of Bermuda Holdings and its Restricted Subsidiaries for business purposes and other loans and advances to such officers, directors and employees for travel, entertainment, moving and other relocation expenses made in the ordinary course of business of Bermuda Holdings and its Restricted Subsidiaries; (iii) any Permitted Payments and any Restricted Payments not prohibited by the "Restricted Payments" covenant; (iv) transactions between or among any of Bermuda Holdings and its Restricted Subsidiaries; (v) transactions between Bermuda Holdings or its Restricted Subsidiaries on the one hand, and any of the Underwriters and its Affiliates on the other hand, involving the provision of financial, consulting or underwriting services by such Underwriter or its Affiliates; provided that the fees payable to such Underwriter or its Affiliates do not exceed the usual and customary fees of such Underwriter or its Affiliates for similar services; (vi) allocation of corporate overhead by Bermuda Holdings to its Restricted Subsidiaries; or (vii) transactions effected in accordance with the Tax Sharing Agreement and any amendment to such agreement.

   RESTRICTIONS ON ISSUANCE OF PREFERRED STOCK OF SUBSIDIARIES

     The Indenture provides that Bermuda Holdings will not permit any of its Restricted Subsidiaries to issue any Preferred Stock, or permit any Person to own or hold an interest in any Preferred Stock of any Restricted Subsidiary except for: (i) Preferred Stock outstanding on the Issue Date; (ii) Preferred Stock issued upon the exercise of a put right pursuant to any of the Put Agreements; and (iii) Preferred Stock issued to Bermuda Holdings or a Wholly-Owned Restricted Subsidiary of Bermuda Holdings.

   LIMITATIONS ON ISSUANCE OF GUARANTEES

     The Indenture provides that Bermuda Holdings will not permit any Restricted Subsidiary, directly or indirectly, to guarantee or secure any Pari Passu Indebtedness or any Subordinated Indebtedness unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Trustee providing for the guarantee of the payment of the Senior Notes by such Restricted Subsidiary; provided that, in the case of any Subordinated Indebtedness, the guarantee of the Senior Notes is senior to any guarantee of such Subordinated Indebtedness. Notwithstanding the foregoing, any such guarantee by a Restricted Subsidiary of the Senior Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (i) the release or discharge of such guarantee of payment of Pari Passu Indebtedness or any Subordinated Indebtedness, as applicable, or (ii) any sale, exchange or transfer, to any Person not an Affiliate of Bermuda Holdings, of all of Bermuda Holdings' stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The foregoing restriction shall not apply to guarantees given by a Restricted Subsidiary in the ordinary course of its insurance business.

   INVESTMENTS

     The Indenture provides that Bermuda Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any Investments other than Permitted Investments.

   REPORTS

     Whether or not required by the Exchange Act, so long as any Senior Notes are outstanding, Bermuda Holdings will furnish to the holders of Senior Notes all financial information that would be required to be contained in a filing with the Commission on Form 10-K, 10-Q or 8-K if Bermuda Holdings were required to file such Form, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition," and, with respect to the annual financial statements only, a report thereon by Bermuda Holdings' independent public accountants. In addition, whether or not required by the Exchange Act, Bermuda Holdings will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing. See "Available Information."

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture provides that after the Issue Date Bermuda Holdings will not, in any transaction, consolidate with or merge with or into any other Person or, directly or indirectly, sell, or otherwise dispose of all or substantially all of its assets in one or more related transactions to any Person or group of affiliated Persons unless, at the time and after giving effect thereto:

       (i) (A) Bermuda Holdings shall be the continuing corporation, or (B) the Person (if other than Bermuda Holdings) formed by such consolidation, or into which Bermuda Holdings is merged, or the Person that acquires by sale or other disposition the assets of Bermuda Holdings, substantially as an entirety (the "Surviving Entity"), is a corporation duly organized and validly existing under the laws of the United States, the United Kingdom, Bermuda, the Republic of Ireland, Barbados, the Channel Islands, the Cayman Islands or any other jurisdiction that is not materially adverse to the holders of the Senior Notes and shall, in the case of clause (B), expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Bermuda Holdings under the Guarantee and the Indenture;

       (ii) immediately before and after such transaction, giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

       (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth (after giving pro forma effect to such transaction but not including the effect of any purchase accounting adjustments or the accrual of deferred tax liabilities resulting from the transaction) of Bermuda Holdings (or the Surviving Entity if Bermuda Holdings is not the continuing obligor with respect to the Guarantee under the Indenture) is at least equal to the Consolidated Net Worth of Bermuda Holdings immediately before such transaction;

       (iv) except in the case where the Surviving Entity is a Wholly-Owned Restricted Subsidiary of Bermuda Holdings acquiring or succeeding to all or substantially all of Bermuda Holdings' assets, immediately after giving effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, Bermuda Holdings (or the Surviving Entity if Bermuda Holdings is not the continuing obligor with respect to the Guarantee under the Indenture) would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described under "--Certain Covenants--Limitation on Indebtedness";

        (v) if any of the property or assets of Bermuda Holdings would thereupon become subject to any Lien, the outstanding Senior Notes shall be secured equally and ratably with (or prior to) the obligation or liability secured by such Lien, unless Bermuda Holdings could create such Lien without equally and ratably securing the Senior Notes; and

       (vi) Bermuda Holdings (or the Surviving Entity if Bermuda Holdings is not the continuing obligor with respect to the Guarantee under the Indenture) shall be entitled to all the benefits of the Tax Sharing Agreement.

     In connection with any consolidation, merger, transfer or lease contemplated hereby, Bermuda Holdings shall deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

     Upon any consolidation or merger or any sale, assignment, transfer, lease or conveyance or other disposition of all or substantially all of the assets of Bermuda Holdings in accordance with the provisions described in the second preceding paragraph, the successor Person formed by such consolidation or into which Bermuda Holdings is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of Bermuda Holdings under the Indenture with the same effect as if such successor Person had been named as Bermuda Holdings therein. When a successor assumes all the obligations of its predecessor under the Indenture and the Senior Notes, the predecessor will be released from those obligations; provided that, in the case of a transfer by lease, the predecessor corporation shall not be released from the payment of principal and interest on the Senior Notes.

  PAYMENT OF ADDITIONAL AMOUNTS

     All payments on the Senior Notes, and all payments pursuant to any Guarantee, will be made without deduction or withholding, for or on account of, any and all present and future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the U.K., Bermuda or any relevant jurisdiction or any political subdivision or taxing authority thereof or therein (the "Relevant Jurisdiction") shall at any time be required in respect of any amounts to be paid under the Senior Notes or under the Guarantee, the Issuer or Bermuda Holdings, as applicable, will pay or cause to be paid such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by a holder of a Senior Note after such deduction or withholding shall be not less than the amounts specified in such Senior Note to which such holder is entitled; provided, however, that the Issuer or Bermuda Holdings, as applicable, shall not be required to make any payment of Additional Amounts for or on account of:

        (a) any tax, assessment or other governmental charge which would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation), otherwise than merely by the holding of a Senior Note or the receipt of amounts payable in respect of such Senior Notes, and any Relevant Jurisdiction or such holder being subject to the jurisdiction of any Relevant Jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of the Senior Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the Senior Notes been presented on the last day of such period of 30 days;

       (b) any tax, assessment, or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder of the Global Note or, if different, the beneficial owner of the interest payable on the Global Note, with a timely request of the Issuer addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or governmental charge;

       (c) payments in respect of Definitive Senior Notes issued at the request of the holder (including on or after the occurrence of an Event of Default); or

       (d) any combination of items (a), (b) and (c) above;

  nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any Senior Note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary or member of such partnership or beneficial owner would not have been entitled to any Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Senior Note.

  EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of Default (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by the operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation or any administrative or governmental body):

       (i) default in the payment of interest on any Senior Note when the same becomes due and payable and the continuance of such default for a period of 30 days; or

       (ii) default in the payment of the principal of (or premium, if any, on) any Senior Note at its Maturity;

       (iii) default in the performance, or breach, of any covenant or agreement of the Issuer or Bermuda Holdings under the Indenture (other than the obligations specified in (i), (ii) and (viii)), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in principal amount of the outstanding Senior Notes a written notice specifying such default or breach and stating that such notice is a "Notice of Default"; or

       (iv) (A) an event of default shall have occurred under any mortgage, bond, indenture, loan agreement or other document evidencing any issue of Indebtedness of Bermuda Holdings or any

     Restricted Subsidiary for money borrowed (or the payment of which is guaranteed by Bermuda Holdings or any of its Restricted Subsidiaries), which issue has an aggregate outstanding principal amount of not less than $10.0 million, and such default shall have resulted in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable, or (B) a default in any payment when due at final Stated Maturity of any such Indebtedness outstanding in an aggregate principal amount of not less than $10.0 million and, in each case, ten Business Days shall have elapsed after such event during which period such event shall not have been cured or rescinded or such Indebtedness shall not have been satisfied; or

       (v) final judgments or orders are rendered against Bermuda Holdings, the Issuer or any Restricted Subsidiary by a court or regulatory agency of competent jurisdiction which require the payment in money, either individually or in an aggregate amount, that is more than $10.0 million (other than any judgment as to which a reputable non-affiliated insurance company has accepted full liability) and such judgment or order shall not be discharged and either (A) any creditor shall have commenced an enforcement proceeding upon such judgment or order, which enforcement proceeding shall have remained unstayed for a period of ten days, or (B) a period of sixty days during which a stay of enforcement shall not be in effect shall have elapsed following the date on which any period for appeal has expired; or

       (vi) a decree or order is entered (A) for relief in respect of the Issuer, Bermuda Holdings or any Principal Insurance Subsidiary in an involuntary case or other bankruptcy proceeding under applicable law, or
     (B) adjudging the Issuer, Bermuda Holdings or any Principal Insurance Subsidiary a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer, Bermuda Holdings or any Principal Insurance Subsidiary under applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer, Bermuda Holdings or any Principal Insurance Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and any such decree or order remains unstayed and in effect for a period of sixty consecutive days; or

       (vii) the Issuer, Bermuda Holdings or any Principal Insurance Subsidiary institutes a voluntary case or proceeding under applicable bankruptcy, insolvency, reorganization or similar law, or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the Issuer, Bermuda Holdings or any Principal Insurance Subsidiary files a petition or answer or consent seeking reorganization or relief under applicable bankruptcy, insolvency, reorganization or similar law, or consents to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any of the Issuer, Bermuda Holdings or any Principal Insurance Subsidiary or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due or takes corporate action in furtherance of any such action; or

       (viii) default in the performance, or breach, of the provisions described under "--Merger, Consolidation or Sale of Assets."

     If any Event of Default (other than an Event of Default described in (vi) or (vii) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes, by written notice to the Issuer (and to the Trustee, if such notice is given by the holders), may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default described in (vi) or (vii) above, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture.
  Subject to certain limitations, holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers (as defined in the Indenture) of the Trustee determine in good faith that withholding such notice is in the interest of the holders.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of at least a majority in aggregate principal amount of the outstanding Senior Notes, by written notice to the Issuer and the Trustee, may annul such declaration if: (i) the Issuer or Bermuda Holdings has paid or deposited with the Trustee a sum sufficient to pay (A) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (B) all overdue interest on all Senior Notes, (C) the principal of and premium, if any, on any Senior Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Senior Notes and (D) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Senior Notes; and (ii) all Events of Default, other than the non-payment of principal of the Senior Notes which have become due solely by such declaration or acceleration, have been waived as provided in the Indenture or cured. No such rescission shall affect any subsequent default or impair any right consequent thereon.

     The holders of a majority in aggregate principal amount of the outstanding Senior Notes by notice to the Trustee may on the behalf of the holders of all of the Senior Notes waive any existing or past Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, or premium, if any, on the Senior Notes or in respect of covenants or provisions in the Indenture which cannot be modified or amended without the consent of the holders of a greater percentage of the principal amount of, or all of, the outstanding Senior Notes.

     The Issuer and Bermuda Holdings are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

  NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee or stockholder of the Issuer, Bermuda Holdings or any Subsidiary of Bermuda Holdings, as such, shall have any liability for any obligations of the Issuer or Bermuda Holdings under the Senior Notes, the Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

  DEFEASANCE OR COVENANT DEFEASANCE

     Under certain conditions, each of the Issuer or Bermuda Holdings may, at its option and at any time, elect to have the obligations of the Issuer and Bermuda Holdings discharged with respect to the outstanding Senior Notes and the Guarantee ("defeasance"). Such defeasance means that the Issuer and Bermuda Holdings shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Senior Notes and the Guarantee, except for: (i) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due, or on the redemption date, as the case may be; (ii) the Issuer's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties and immunities of the Trustee, and the Issuer's and Bermuda Holdings' obligations in connection therewith; (iv) the defeasance provisions of the Indenture; and
  (v) the obligations of the Issuer and Bermuda Holdings to pay any Additional Amounts under the Indenture. In addition, under certain conditions, the Issuer may, at its option and at any time, elect to have the obligations of Bermuda Holdings and its Subsidiaries released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Senior Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either defeasance or covenant defeasance: (i) the Issuer or Bermuda Holdings must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes; (ii) in the case of defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that: (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the Indenture, or any other material agreement or instrument to which Bermuda Holdings is a party or by which Bermuda Holdings is bound, (vi) the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuer shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuer or Bermuda Holdings with the intent of preferring the holders of Senior Notes over the other creditors of the Issuer or Bermuda Holdings with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or Bermuda Holdings or others; and (viii) the Issuer shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

  TRANSFER AND EXCHANGE

     For information with respect to the transfer of Book-Entry Interests, see "Description of Depositary Agreement--Transfers." A holder of Definitive Senior Notes may transfer or exchange the Senior Notes in accordance with the procedures set forth in the Indenture. The registrar may require a holder of Definitive Senior Notes, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registrar is not required to transfer or exchange any Definitive Senior Note selected for redemption. Also, the registrar is not required to transfer or exchange any Definitive Senior Note for a period of 15 days before a selection of the Definitive Senior Notes to be redeemed.

     The registered holder of a Definitive Senior Note will be treated as the owner of it for all purposes.

  AMENDMENT, SUPPLEMENT AND WAIVER

     The Indenture provides that the consent of holders of a majority in outstanding aggregate principal amount of Senior Notes will be required with respect to amendments which do not affect the payment terms of the Senior Notes or the amount of Senior Notes whose holders must consent to any amendment or the relative ranking of the Senior Notes. The latter amendments may only be made with the consent of each such Senior Note holder, except that any amendment to the provisions of the Indenture relating to "Purchase at the Option of Holders upon a Change of Control" may be made with the consent of not less than 51% of the holders of the outstanding aggregate principal amount of the Senior Notes.

     With the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes), the Issuer and Bermuda Holdings, each when authorized by a board resolution, and the Trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner the rights of the holders under the Indenture or of waiving or modifying in any manner the rights of the holders under the Indenture; provided, however, that no such supplemental indenture, amendment or waiver shall without the consent of the holder of each outstanding Senior Note affected thereby: (a) change the Stated Maturity or the principal of, or any installment of interest on, or change the obligation of the Issuer or Bermuda Holdings to pay any Additional Amount with respect to, any Senior Note or reduce the principal amount thereof or the rate of interest thereon or any provisions relating to the redemption price of the Senior Notes or the periods during which redemption may be effected (except provisions relating to "Purchase at the Option of Holders upon a Change of Control"), or change the coin or currency in which the principal of any Senior Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); or (b) reduce the percentage in principal amount of the outstanding Senior Notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults and their consequences) provided for in the Indenture; or (c) modify any of the provisions of the Indenture relating to amendments or waivers of payment or covenant defaults, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Senior Note affected thereby.

     Notwithstanding the foregoing, without the consent of any holder of Senior Notes, the Issuer, Bermuda Holdings and the Trustee may amend or supplement the Indenture or the Senior Notes: (i) to cure any ambiguity or to correct any provision in the Indenture which may be defective or inconsistent with any other provision therein; or (ii) to provide for Definitive Senior Notes in addition to or in place of Book-Entry Interests; or (iii) to provide for the assumption of Bermuda Holdings' obligations to holders of the Senior Notes in the case of a merger or consolidation; or (iv) to secure the Senior Notes pursuant to the requirements of the provisions described under "--Merger, Consolidation or Sale of Assets" or "--Certain Covenants--Liens," or otherwise; or (v) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, as contemplated by the Indenture or otherwise; or (vi) to evidence and provide the acceptance of the appointment of a successor Trustee thereunder; or (vii) to make any other change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights of any holder under the Indenture or the Senior Notes.

  CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or Bermuda Holdings, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

  ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Issuer at its address provided above under "The Company--Overview."

  CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "AAA Investment" means any Investment in: (i) U.S. Government Obligations or securities that would be U.S. Governmental Obligations if such securities were not callable or redeemable at the option of the issuer thereof; (ii) debt securities or debt instruments with a rating of AAA or higher by S&P, Aaa or higher by Moody's or the equivalent of such rating by S&P and Moody's or, if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; or (iii) debt securities or debt instruments with a rating of Class 1 or higher by the NAIC and issued or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Governmental National Mortgage Association, the Student Loan Marketing Association or the Federal Home Loan Bank.

     "Acquired Indebtedness" means Indebtedness of a Person: (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from another Person, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be.

     "Affiliate" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person (except in cases where substantially all of the control that would ordinarily be exercisable by virtue of ownership of stock, other than the election of directors, has been eliminated by applicable regulatory authorities); or (ii) for the purposes of the provisions of the Indenture restricting transactions with Affiliates only, any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of any assets or any property of Bermuda Holdings or any Subsidiary of Bermuda Holdings (each referred to for the purposes of this definition as a "disposition") by Bermuda Holdings or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (other than a merger or consolidation involving Bermuda Holdings), other than: (i) a disposition by a Subsidiary to Bermuda Holdings or by Bermuda Holdings or a Subsidiary to a Wholly-Owned Restricted Subsidiary; (ii) a disposition of property or assets in the ordinary course of business, including, without limitation, a sale by a Principal Insurance Subsidiary of any of its Investments constituting a portion of its investment portfolio in the ordinary course of business and consistent with the past practice of such Principal Insurance Subsidiary;
  (iii) a disposition of obsolete assets in the ordinary course of business;
  (iv) a disposition of assets or property pursuant to any reinsurance arrangements other than bulk reinsurance agreements; or (v) a pledge of all or any part of the Capital Stock of any Subsidiary or a Lien on any other property or asset of a Subsidiary permitted by the Indenture.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing: (i) the sum of the products of (A) the number of years (or portion thereof) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by (B) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York or London are authorized or obligated by law, regulation or executive order to close.

     "Capital Lease Obligation" of any Person means any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

     "Capital Stock" of any Person means any and all shares, interests, participation, or other equivalent (however designated) of such Person's capital stock and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase the foregoing whether now outstanding or issued after the date hereof.

     "Cash Equivalents" means: (i) U.S. Government Obligations or securities that would be U.S. Government Obligations if such securities were not callable or redeemable at the option of the issuer thereof, in each case maturing not more than 270 days after the date of acquisition; and (ii) any certificate of deposit, maturing not more than 90 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100.0 million or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or "Aa" (or higher) according to Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency.

     "Change of Control" means such time as: (i) (A) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) has become the beneficial owner, by way of merger, consolidation or otherwise, of 25% or more of the voting power of all classes of Voting Stock of Bermuda Holdings and (B) such person or group has become the beneficial owner of a greater percentage of the voting power of all classes of Voting Stock of Bermuda Holdings than that beneficially owned by the Initial Investors; or
  (ii) the sale or transfer of all or substantially all of the assets of Bermuda Holdings in one or more related transactions to any Person or group of Affiliated Persons (other than the Initial Investors or their Related Parties or an entity beneficially owned by the Initial Investors or their Related Parties); or (iii) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of Bermuda Holdings (together with any new directors whose election was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Bermuda Holdings then in office.

     "Consolidated Adjusted Net Income (Loss)" of any Person means, for any period, the consolidated net income (loss) of such Person and its consolidated Restricted Subsidiaries for such period, taken as a single accounting period, determined in accordance with GAAP and prior to the payment of any dividends on outstanding shares of such Person's preferred stock, adjusted to exclude (only to the extent included in computing such net income without duplication): (i) net extraordinary gains and extraordinary losses together with any related provisions for taxes on any such gain or loss (less all fees and expenses relating thereto); (ii) net gains or losses together with any related provisions for taxes on any such gain or loss (less all fees and expenses relating thereto) attributable to asset dispositions (including sales of securities); (iii) the net income (or loss) of any Person (other than Bermuda Holdings or a Restricted Subsidiary) in which Bermuda Holdings or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Bermuda Holdings or its Restricted Subsidiaries in cash by such other Person during such period; (iv) net income (or net loss) of any Person combined with Bermuda Holdings or any of its Restricted Subsidiaries in a "pooling of interests" transaction attributable to any period prior to the date of such combination;
  (v) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends and similar distributions by that Restricted Subsidiary of that net income is not at the date of determination prohibited, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that any requirement to obtain the approval (or lack of objection) of the DTI with respect to the declaration of dividends as required by the Notice of Requirements (or approval or lack of objection with respect to any similar instrument) shall not be deemed to be a prohibition under this clause (v); and (vi) non-cash charges of Bermuda Holdings and its Restricted Subsidiaries resulting from the application of SFAS 106 or 112 to the extent such charges exceed the cash payments for benefits covered by SFAS 106 or 112 for the relevant period.

     "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (i) the sum of Consolidated Adjusted Net Income (Loss), Consolidated Interest Expense (to the extent deducted in computing Consolidated Adjusted Net Income (Loss)), Consolidated Tax Expense and Consolidated Non-Cash Charges (to the extent deducted in computing Consolidated Adjusted Net Income (Loss)), in each case, for such period, determined on a consolidated basis for such Person and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP to (ii) the sum of such Consolidated Interest Expense of such Person and its Restricted Subsidiaries on a consolidated basis for such period; provided that: (A) in making such computation, the Consolidated Interest Expense of such Person or any applicable Subsidiary attributable to interest on any Indebtedness, computed on a pro forma basis and bearing a floating interest rate, shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; (B) in making such computation, the Consolidated Interest Expense of such Person or any applicable Subsidiary attributable to interest on any Indebtedness under a revolving credit facility, computed on a pro forma basis, shall be computed based upon the average daily balance of such Indebtedness during the applicable period; (C) in making any such computation (a) the amount of Consolidated Tax Expense of such Person that is attributable to the net income of any Subsidiary whose net income, or any portion thereof, is excluded in computing Consolidated Adjusted Net Income (Loss) pursuant to clause (v) of the definition of such term shall be excluded in the same proportion as the net income of such Subsidiary and (b) with respect to any Subsidiary whose net income, or any portion thereof, is excluded in computing Consolidated Adjusted Net Income (Loss) pursuant to clause (v) of the definition of such term (x) all Consolidated Interest Expense on Indebtedness of such Subsidiary and (y) all Consolidated Non-Cash Charges of such Subsidiary shall also be excluded in the same proportion as the net income of such Subsidiary; and (D) in the event that Bermuda Holdings or any of its Restricted Subsidiaries incurs or redeems any Indebtedness or issues or redeems any Preferred Stock or consummates a material acquisition or disposition transaction subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is being made, then the Consolidated Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect to such incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, or such material acquisition or disposition transaction, as if the same had occurred at the beginning of the applicable period.

     "Consolidated Interest Expense" of any Person means, for any period, the consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments and the interest component of Capital Lease Obligations), plus the product of
  (i) the aggregate amount for such period of dividends on any Redeemable Capital Stock of Bermuda Holdings and its Restricted Subsidiaries and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate, expressed as a decimal. Consolidated Interest Expense shall include accruals in respect of interest rate contracts (but shall exclude any such accruals in the nature of amortization of financing fees or other similar payments).

     "Consolidated Tax Expense" of any Person means, for any period, as applied to any Person, the provision for federal, state, local and foreign income taxes of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its Restricted Subsidiaries as determined in accordance with GAAP, consistently applied.

     "Consolidated Non-Cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its consolidated Restricted Subsidiaries for such period, as determined in accordance with GAAP (excluding any such non-cash charges which require an accrual of or reserve for cash charges for any future period and excluding any such non-cash charge that is included in Consolidated Interest Expense or Consolidated Tax Expense).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Deferred Payment Right" means the right of former shareholders of UCM to receive a deferred payment from Bermuda Holdings pursuant to an agreement dated as of December 21, 1994 between Bermuda Holdings and UCM.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement: (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling such other Person to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss; (iii) to supply funds to, or in any other manner invest in, such other Person (including any agreement to pay for property or services to be acquired by such other Person irrespective of whether such property is received or such services are rendered); (iv) to maintain working capital or equity capital of such other Person, or otherwise to maintain the net worth, solvency or other financial condition of the debtor, or (v) otherwise to assure a creditor of such other Person against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or any obligation or liability of such other Person in respect of leasehold interests assigned by such other Person to any other Person.

     "Indebtedness" means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; (iii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (iv) all Capital Lease Obligations of such Person; (v) all obligations referred to in (but not excluded from) clause (i), (ii), (iii) or (iv) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; (vi) all Guaranteed Debt of such Person; (vii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;
  (viii) all obligations under Currency Agreements or Interest Swap Obligations of such Person; (ix) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing insurance obligations entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon, or if and to the extent drawn upon, such drawing is reimbursed not later than the 30th Business Day following a demand for reimbursement following payment on the letter of credit); and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses
  (i) through (ix) above. Indebtedness shall not include obligations under insurance, reinsurance or retrocession contracts entered into in the ordinary course of business. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Initial Investors" means each Person which, as of the Issue Date, is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the total voting power of the Capital Stock of Bermuda Holdings.

     "Insurance Business" means any business consisting principally of the ownership or issuance of or entry into insurance policies or reinsurance or retrocession contracts that have not expired or the ownership or operation of any other similar assets of an insurer or reinsurer, or any interest therein, which is related to the general business of Bermuda Holdings and its Subsidiaries, and would be reflected on the balance sheet of Bermuda Holdings prepared in accordance with GAAP. Without limiting the foregoing, the term "Insurance Business" shall include a direct or indirect ownership interest in a Person which issues insurance policies, reinsurance or retrocession contracts or similar products or performs investment management, administrative or similar services related or adaptable to the business of Bermuda Holdings or one or more of its Subsidiaries, so long as such ownership interest would be reflected on the balance sheet of Bermuda Holdings prepared in accordance with GAAP.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in interest rates.

     "Invested Assets" means: (i) with respect to any Person which is an insurance company that files statutory financial statements with a governmental agency or authority, the amount shown as the line item "Cash and Invested Assets" (or any equivalent line item(s) setting forth the type of assets which would be reflected in the line item "Cash and Invested Assets" on the Issue Date) in such insurance company's balance sheet included in its most recent statutory financial statements filed with such governmental agency or authority; and (ii) with respect to any other Person, the amount on a consolidated basis of its Investments as reflected on such Person's most recent balance sheet,

     "Investment Grade Securities" means: (i) U.S. Government Obligations; (ii) any certificate of deposit, maturing not more than 270 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100.0 million or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of Bermuda Holdings) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (iv) any bankers acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $100 million or its equivalent in foreign currency, whose debt is rated at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or if neither S&P nor Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (v) any other debt securities or debt instruments with a rating of "BBB- " or higher by S&P, "Baa-3" or higher by Moody's, Class "2" or higher by the NAIC or the equivalent of such rating by S&P, Moody's or the NAIC, or if none of S&P, Moody's and the NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (vi) loans to policyholders; and (vii) any fund investing exclusively in investments of the types described in clauses (i) through (vi) above.

     "Investments" of any Person means any direct or indirect: (i) loan, advance or other extension of credit or capital contribution by such Person to any other Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use by others);
  (ii) purchase or acquisition by such a Person of any stock, bonds, notes, debentures or other securities issued or owned by any other Person; (iii) guarantee or assumption of the Indebtedness of any other Person; and (iv) other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, including, without limitation, real estate investments and investments in real estate mortgage loans. Investments shall exclude insurance and reinsurance premiums and other receivables in the ordinary course of collection and reinsurance recoverables and other receivables in the ordinary course of business of such Person.

     "Issue Date" means the date on which Senior Notes are originally issued under the Indenture.

     "Lien" means any mortgage, charge, pledge, lien, security interest or encumbrance of any kind.

     "Maturity" when used with respect to any Senior Note means the date on which the principal of (and premium, if any) and interest on such Senior Note becomes due and payable as therein provided, whether at Stated Maturity, Change of Control Purchase Date or redemption date and whether by declaration of acceleration, Change of Control, call for redemption or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "NAIC" means the National Association of Insurance Commissioners and its successors.

     "Net Available Cash" means cash and Cash Equivalent payments received by Bermuda Holdings or any Subsidiary from any sale, lease, transfer or other disposition of previously issued and outstanding equity securities of a Principal Insurance Subsidiary or property or other assets of Bermuda Holdings or any Principal Insurance Subsidiary (including any cash payments received by way of fees, expense reimbursements, refunds, rebates, and deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when such deferred payment is received), in each case net of: (i) all accounting, appraisal, legal, title and recording tax expenses; (ii) the amount of any Indebtedness secured by the property or assets being sold and/or required to be repaid by Bermuda Holdings or any Subsidiary on the occasion of such sale; (iii) the amount of accrued employee benefits required to be paid on the occasion of such sale; (iv) commissions and other reasonable fees and expenses incurred and any taxes payable and reasonably estimated income taxes payable as a consequence of such sale, lease, transfer or other disposition or as a consequence of such sale, lease, transfer or other disposition or as a consequence of any repatriation payments; and (v) all distribution and other payments made to holders of minority interests in Subsidiaries as a result of such sale, lease, transfer or other disposition.

     "Non-Investment Grade Investments" means any Investments (including, without limitation, debt securities, equity securities, real estate investments and real estate loans) other than Investment Grade Securities.

     "Non-Recourse Indebtedness" means Indebtedness: (i) as to which neither Bermuda Holdings nor any of its Subsidiaries (other than the Person incurring such Non-Recourse Indebtedness) (a) provides credit support (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against such Person incurring such Non-Recourse Indebtedness) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Bermuda Holdings or any of its Subsidiaries (other than the Person incurring such Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Pari Passu Indebtedness" means any Indebtedness of Bermuda Holdings that is pari passu in right of payment to the Senior Notes. Pari passu means equal to and without preference, each to the other.

     "Permitted Indebtedness" means any of the following:

        (i) Indebtedness of the Issuer under the Senior Notes,

       (ii) Indebtedness of Bermuda Holdings under the Guarantee;

       (iii)  Indebtedness of Bermuda Holdings outstanding on the Issue Date;

       (iv) Indebtedness of Bermuda Holdings or the Issuer to any Wholly-Owned Restricted Subsidiary;

       (v) Any renewals, extensions, substitutions, refinancings or replacements by Bermuda Holdings or the Issuer of any Indebtedness of Bermuda Holdings or the Issuer, including any successive renewals, extensions, substitutions, refinancings or replacements by Bermuda Holdings or the Issuer, as the case may be, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Bermuda Holdings or the Issuer, as the case may be, as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses incurred in connection with such refinancing; provided, however, that for purposes of this clause (v) (A), principal amount of Indebtedness shall be deemed to mean the principal amount therefor or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination and (B) any such new Indebtedness shall not have an Average Life or final Stated Maturity shorter than or be ranked senior to the Indebtedness being substituted, refinanced or replaced;

       (vi) Indebtedness of Bermuda Holdings or the Issuer incurred under any revolving credit facility up to $30 million outstanding at any one time;

       (vii) Indebtedness of the Issuer represented by the interim notes or the seller notes, in each case pursuant to the provisions of Section 7.2 of the share purchase agreement dated December 21, 1994 between the Issuer and the Sellers named therein; and

       (viii) Indebtedness in addition to that permitted to be incurred pursuant to clauses (i) through (vii) above, which, together with any other outstanding Indebtedness incurred pursuant to this clause (viii), has an aggregate principal amount not in excess of $10.0 million outstanding at any one time; provided that for purposes of this clause (viii), the principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination.

     "Permitted Investment" means any of the following: (i) any Investment in Bermuda Holdings or any of its Restricted Subsidiaries; (ii) any Investment in any Person that becomes a Restricted Subsidiary as a result of such Investment provided that Bermuda Holdings, after giving pro forma effect to such Investment, would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions entitled "--Certain Covenants--Limitation on Indebtedness" described above; (iii) Investments by any Restricted Subsidiary in existence, or made pursuant to legally binding written commitments in existence, on the Issue Date; (iv) Investments in Investment Grade Securities; (v) Investments by Bermuda Holdings or any of its Restricted Subsidiaries in Non-Investment Grade Investments; provided that, at the date such Investment is made and after giving effect thereto: (A) such Investment, (x) if an equity Investment, together with all other equity Investments by Bermuda Holdings and its Restricted Subsidiaries (including equity Investments permitted by clause
  (ii)), does not exceed in aggregate fair market value an amount equal to the aggregate capital and surplus of the Restricted Subsidiaries of Bermuda Holdings or, (y) if a debt Investment which is not an Investment Grade Security, together with all other debt Investments by Bermuda Holdings and its Restricted Subsidiaries that do not constitute Investment Grade Securities (including debt Investments permitted by clause (ii)), does not exceed in the aggregate 15% of the total Invested Assets of Bermuda Holdings and its Restricted Subsidiaries determined as of the end of the preceding calendar quarter; (B) in the case of any Investment in Non-Investment Grade Investments of any Affiliate of Bermuda Holdings or its Restricted Subsidiaries (which Investment shall also be included in the calculation under clause (A) above), such Investment, together with all other Investments by Bermuda Holdings and its Restricted Subsidiaries in NonInvestment Grade Investments of any Affiliate of Bermuda Holdings or its Restricted Subsidiaries, does not exceed in the aggregate 5% of the total Invested Assets of Bermuda Holdings and its Restricted Subsidiaries determined as of the end of the preceding calendar quarter; and (C) in the case of any Investment in NonInvestment Grade Investments consisting of real estate mortgage loans (which Investment shall also be included in the calculation under clause (A) above), such Investment, together with all other Investments by

  Bermuda Holdings and its Restricted Subsidiaries in Non-Investment Grade Investments consisting of real estate mortgage loans, does not exceed in the aggregate 5% of the total Invested Assets of Bermuda Holdings and its Restricted Subsidiaries determined as at the end of the preceding calendar quarter; provided further that any such Investment in either Investment Grade Securities or Non-Investment Grade Investments (excluding any AAA Investment) in any single issuer, together with all other Investments (excluding all AAA Investments) by Bermuda Holdings and its Restricted Subsidiaries in the same issuer, as determined at the date such Investment is made and after giving effect thereto, shall not exceed in the aggregate those percentages of the total Invested Assets of Bermuda Holdings and its Restricted Subsidiaries permitted by state law or regulations (as they may be amended from time to time) determined as of the end of the preceding calendar quarter; and provided further that in no event shall the aggregate Investments of Bermuda Holdings and its Restricted Subsidiaries in owned real estate exceed 2% of the total Invested Assets of Bermuda Holdings and its Restricted Subsidiaries at the end of the preceding calendar quarter; (vi) loans or advances to employees made in the ordinary course of business; (vii) receivables owing to any Restricted Subsidiary in the ordinary course of business; (viii) repurchase agreements and reverse repurchase agreements entered into by a Restricted Subsidiary with any lender or any primary dealer of United States government securities relating to Investment Grade Securities maturing within one year from the date of acquisition thereof; provided, that the terms of any such agreement comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy-Repurchase Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985 and, in the case of a repurchase agreement with a primary dealer, a Restricted Subsidiary of Bermuda Holdings or its duly authorized custodian shall take possession of the obligations subject to such agreement; (ix) Investments in Currency Agreements and Interest Swap Obligations and other similar agreements or arrangements designed to protect Bermuda Holdings or any of its Restricted Subsidiaries against fluctuations in the value of Investments of Bermuda Holdings and its Restricted Subsidiaries, in each case to the extent permitted under the Indenture; and (x) Investments in an aggregate amount not to exceed $10.0 million at any one time outstanding.

     "Permitted Liens" means (a) Liens securing Indebtedness pursuant to any credit agreement or credit facility that is permitted by the terms of the Indenture to be outstanding; (b) Liens in favor of Bermuda Holdings or any Restricted Subsidiary; (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with Bermuda Holdings or any Restricted Subsidiary of Bermuda Holdings; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and such Liens do not extend to any assets of Bermuda Holdings or any of its Restricted Subsidiaries other than the assets of the Person so merged into or consolidated with Bermuda Holdings or such Restricted Subsidiary; (d) Liens on property existing at the time of acquisition thereof by Bermuda Holdings or any Restricted Subsidiary of Bermuda Holdings; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of Bermuda Holdings or any of its Restricted Subsidiaries other than the property so acquired; (e) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor; (f) Liens existing on the date of the Indenture; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) Liens with respect to obligations under Currency Agreements or Interest Swap Obligations and other similar agreements or arrangements designed to protect Bermuda Holdings or any of its Restricted Subsidiaries against fluctuations in the value of Investments of Bermuda Holdings and its Restricted Subsidiaries, in each case to the extent permitted under the Indenture; (i) Liens incurred in the ordinary course of business of Bermuda Holdings or any Subsidiary of Bermuda Holdings with respect to obligations permitted under the Indenture that do not exceed $10.0 million in principal amount in the aggregate at any one time outstanding; and
  (j) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Indebtedness (to the extent permitted under the Indenture) of Unrestricted Subsidiaries.

     "Permitted Subsidiary Indebtedness" means: (i) Indebtedness of any Restricted Subsidiary (other than the Issuer) issued to or held by Bermuda Holdings or a Wholly-Owned Restricted Subsidiary of Bermuda Holdings; (ii) Indebtedness of any Restricted Subsidiary outstanding on the Issue Date and any renewals, extensions, substitutions, refinancings or replacements of any such Indebtedness, including any successive renewals, extensions, substitutions, refinancings or replacements thereof so long as any such new Indebtedness (A) shall be in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Bermuda Holdings as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses incurred in connection with such refinancing and (B) (x) in the case of Indebtedness being refinanced which has an Average Life shorter than the Senior Notes, such renewal, extension, substitution, refinancing or replacement does not reduce the Average Life or the final Stated Maturity of the principal of such Indebtedness and (y) in all other cases, any such new Indebtedness has an Average Life and final Stated Maturity that exceeds the Average Life and final Stated Maturity of the Senior Notes; provided that for purposes of this clause (ii), principal amount of any Indebtedness shall be deemed to mean the principal amount thereof or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination; (iii) (A) Interest Swap Obligations of any Restricted Subsidiary, which obligations do not exceed the aggregate nominal amount of such Indebtedness and (B) obligations pursuant to Currency Agreements entered into by any Restricted Subsidiary in respect of its (x) assets or (y) obligations, as the case may be, that are denominated in a currency other than U.S. dollars; and (iv) an aggregate principal amount of Indebtedness incurred in the ordinary course of business and at any time of determination of up to $20.0 million outstanding.

     "Person" means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, fund, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock," as applied to the capital stock of any corporation, means stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets on any voluntary or involuntary liquidation or dissolution of such corporation, over shares of any other class of such corporation.

     "Principal Insurance Subsidiary" means: (i) the Subsidiaries of Bermuda Holdings in existence on the Issue Date; (ii) any other insurance company Subsidiary of Bermuda Holdings that becomes a "significant subsidiary" as defined in Regulation S-X, as promulgated by the Commission; and (iii) any other Subsidiary of Bermuda Holdings that may succeed, by merger, consolidation or otherwise, to all or substantially all of the business of one or more of such Persons as specified in (i) and (ii) above.

     "Put Agreements" mean the agreements, each dated as of December 21, 1994, as amended from time to time, one among the Issuer, Bermuda Holdings and the DLJ Entities, and the other among the Issuer, Bermuda Holdings and Borrowing, providing the right to exchange certain classes of capital stock of Terra

  Nova and Terra Nova (Bermuda) for cash or, at the option of the Issuer or Bermuda Holdings, certain classes of capital stock of the Issuer or Bermuda Holdings, respectively.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final Stated Maturity of the Senior Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Related Party" means, with respect to any Initial Investor, (i) any controlling stockholder, 80% (or more) owned subsidiary, or spouse or immediate family member (in the case of any individual) of such Initial Investor or (ii) any corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Initial Investor and/or such other persons referred to in the immediately preceding clause (i).

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Corporation and its successors.

     "Stated Maturity" means, when used with respect to any Indebtedness or any installment of principal or of interest thereon, the date specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of principal or of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness expressly subordinated in right of payment to the Senior Notes.

     "Subsidiary" means any Person, a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by Bermuda Holdings or by one or more other Subsidiaries, or by Bermuda Holdings and one or more other Subsidiaries.

     "Tax Sharing Agreement" means the tax sharing agreement dated December 21, 1994 among the Issuer, Terra Nova, Terra Nova Asset Management Limited, Terra Nova Pension Trustee Limited, Terra Nova Insurance Agency Limited and Intercontinental Reinsurance Agency Limited.

      "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) is designated an Unrestricted Subsidiary prior to formation or creation; (b) has total assets at the time of formation or creation with a fair market value not exceeding $1,000; (c) has no Indebtedness other than Non-Recourse Indebtedness; (d) is not party to any agreement, contract, arrangement or understanding with Bermuda Holdings or any Restricted Subsidiary of Bermuda Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Bermuda Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Bermuda Holdings; (e) is a Person with respect to which neither Bermuda Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (f) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Bermuda Holdings or any of its Restricted Subsidiaries; and (g) immediately after giving effect to such designation, Bermuda Holdings could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the provisions of "--Limitations on Indebtedness" described above and Bermuda Holdings could make an additional Restricted Payment of $1.00 pursuant to the provisions of "--Restricted Payments" described above. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the covenant entitled "--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Bermuda Holdings as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant entitled "--Limitation on Indebtedness," Bermuda Holdings shall be in default of such covenant). The Board of Directors of Bermuda Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Bermuda Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if
  (i) such Indebtedness is permitted under the covenant entitled "--Limitation on Indebtedness," and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     "Wholly-Owned Restricted Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person; provided that the Capital Stock of Terra Nova and Terra Nova (Bermuda) held by the DLJ Entities and Bowring as of the Issue Date, and any bonus shares of Capital Stock issued with respect thereto, shall not be deemed to be outstanding for purposes of this definition.

                      DESCRIPTION OF DEPOSITARY AGREEMENT

  GENERAL

     All Senior Notes underlying Book-Entry Interests are represented by the Global Note, which has been issued in a denomination equal to the aggregate principal amount of outstanding Senior Notes to be represented thereby, and has been deposited with the Custodian pursuant to the terms of the Depositary Agreement. The Depositary has issued the Global Receipt (representing a 100% interest in the underlying Global Note) which was delivered to and registered in the name of DTC or its nominee. Unless and until all Book-Entry Interests are exchanged for Definitive Senior Notes, the depositary interest held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     Ownership of Book-Entry Interests is limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Procedures with respect to the ownership of Book-Entry Interests are set forth below.

     So long as the Custodian, or its nominee, is the holder of the Global Note underlying Book-Entry Interests, the Custodian or such nominee, as the case may be, will be considered the sole holder of such Global Note for all purposes under the Indenture. Except as set forth below under "--Issuance of Definitive Senior Notes," participants or Persons that may hold Book-Entry Interests through participants will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes in definitive registered form ("Definitive Senior Notes") and will not be considered the owners or holders thereof under the Indenture. Accordingly, each Person holding a Book-Entry Interest must rely on the procedures of the Custodian, the Depositary and DTC and, in addition, if such Person is not a participant in DTC, on the procedures of the participant through which such Person owns its interest, to exercise any rights and obligations of a holder under the Indenture. See "--Action by Holders of Book-Entry Interests."

  PAYMENTS ON GLOBAL NOTE

     Payment of any amounts in respect of the Global Note, as long as it is held by the Custodian, will be made to or by the order of the Custodian, as the bearer thereof. The Custodian will distribute all such payments received by it to the Depositary. The Depositary will distribute all such payments received by it to DTC, or its nominee, which will distribute such payments to its participants. All such payments will be distributed without deduction or withholding for any taxes, assessments or other governmental charges of whatever nature except as may be required by law. If any such deduction or withholding is required to be made under the provisions of any applicable law or regulation, then, except as provided in "Description of Senior Notes-- Payment of Additional Amounts," such additional amounts will be paid to or by the order of the Custodian as may be necessary in order that the net amounts received by a holder of Book-Entry Interests after such deduction or withholding shall be not less than the amounts which such holder would otherwise have received in respect of such Book-Entry Interests absent such withholding or deduction. DTC, upon receipt of any payment, will promptly credit participants' accounts with payments in amounts proportionate to their respective ownership of Book-Entry Interests, as shown on the records of DTC. The Issuer expects that payments by participants to holders of Book-Entry Interests held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. None of the Issuer, Bermuda Holdings, the Trustee or any other agent of the Issuer, Bermuda Holdings or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of a participant's Book-Entry Interests or for maintaining, supervising or reviewing any records relating to a participant's Book-Entry Interests.

     DTC has advised the Issuer as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry exchanges in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance by the Depositary of the Global Receipt to DTC, DTC credited, on its book-entry registration and transfer system, the participants' accounts with the respective interest beneficially owned by such participants. The accounts to be credited were designated by the underwriters on the offering of the Senior Notes. Ownership of Book-Entry Interests will be shown on, and the transfer of such interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of Persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge Book-Entry Interests.

     The Issuer understands that under existing industry practices, if either the Issuer or the Trustee requests any action of holders of Book-Entry Interests or if a holder of a Book-Entry Interest desires to give or take any action that a holder of Senior Notes is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant Book-Entry Interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

  REDEMPTION OR REPURCHASE

     In the event the Global Note (or portion thereof) is redeemed or repurchased, the Custodian will deliver all amounts received by it in respect of the redemption or repurchase to the Depositary. The Depositary will deliver all amounts received by it in respect of the redemption or repurchase of the Global Note to DTC. The redemption or repurchase price paid in connection with the redemption or repurchase of Book-Entry Interests will be equal to the amount received by the Depositary in connection with the redemption or repurchase of the Global Note (or portion thereof). For any redemptions of the Global Note in part, selection of Book-Entry Interests to be redeemed will be made by DTC on a pro rata basis, by lot or by such other method as DTC deems fair and appropriate, and in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as DTC shall deem fair and appropriate; provided that no beneficial interests of $1,000 principal amount at maturity or less shall be redeemed in part.

  TRANSFERS

     All transfers of Book-Entry Interests will be recorded in accordance with the book-entry system maintained by DTC, pursuant to customary procedures established by DTC and its participants. See "--General."

  ISSUANCE OF DEFINITIVE SENIOR NOTES

     Holders of Book-Entry Interests will receive Definitive Senior Notes if (i) DTC notifies the Issuer and the Depositary that it is unwilling or unable to continue as holder of the Global Receipt or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor to DTC registered as a clearing agency under the Exchange Act is not appointed by the Issuer within 90 days of such notification, (ii) either the Depositary or the Custodian, as the case may be, notifies the Trustee and the Issuer that it is unwilling or unable to continue as Depositary or Custodian, respectively, and a successor Depositary or Custodian, as the case may be, is not appointed by the Issuer within 90 days of such notification, or (iii) the Issuer determines that Definitive Senior Notes shall be issued. Any Definitive Senior Notes issued in exchange for Book-Entry Interests will be registered in such name or names as the Custodian shall instruct the Trustee based on the instructions of DTC. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of Book-Entry Interests.

     In addition to the foregoing, holders of Book-Entry Interests will at any time (including on or after the occurrence of an Event of Default) be entitled to request and receive Definitive Senior Notes. Such Definitive Senior Notes will be issued to and registered in the name of, or as directed by, such holders only upon the request in writing by the Depositary (based upon the instructions of DTC).

     HOLDERS OF BOOK-ENTRY INTERESTS SHOULD BE AWARE THAT, UNDER CURRENT U.K. TAX LAW, UPON THE ISSUANCE OF DEFINITIVE SENIOR NOTES TO A HOLDER, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 25%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE SENIOR NOTES AS SET FORTH UNDER "CERTAIN TAX CONSIDERATIONS--TAXATION OF U.S. HOLDERS OF THE SENIOR NOTES--UNITED KINGDOM." IF SUCH DEFINITIVE SENIOR NOTES ARE ISSUED PURSUANT TO THE REQUEST OF A HOLDER OF BOOK-ENTRY INTERESTS (INCLUDING FOLLOWING AN EVENT OF DEFAULT), NEITHER THE ISSUER NOR BERMUDA HOLDINGS WILL BE OBLIGATED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO SUCH SENIOR NOTES. However, U.S. holders of Definitive Senior Notes may be entitled to receive a refund of withheld amounts from the U.K. Inland Revenue in certain circumstances. See "Certain Tax Considerations-- Taxation of U.S. Holders of the Senior Notes--United Kingdom." In addition, if a holder of Book-Entry Interests receives Definitive Senior Notes other than pursuant to its request, such holder will be entitled to receive Additional Amounts with respect to such Senior Notes. See "Description of Senior Notes--Payment of Additional Amounts."

     Exchanges of Book-Entry Interests for Definitive Senior Notes shall be made free of any fees of the Depositary to the holders of Book-Entry Interests; provided that the Issuer may require the payment of a sum sufficient to pay any tax, assessment, or other governmental charge.

  ACTION BY HOLDERS OF BOOK-ENTRY INTERESTS

     As soon as practicable after receipt by the Custodian of notice of any solicitation of consents or request for a waiver or other action by the holders of Book-Entry Interests, the Custodian shall direct the Depositary to mail to DTC a notice containing (a) such information as is contained in such notice, (b) a statement that at the close of business on a specified record date DTC will be entitled to instruct the Depositary as to the consent, waiver or other action, if any, pertaining to the Book-Entry Interests, and (c) a statement as to the manner in which such instructions may be given. Upon the written request of DTC, the Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver or other action in respect of the Book-Entry Interests in accordance with any instructions set forth in such request. DTC is expected to follow the procedures described under "--General" above with respect to soliciting instructions from its participants. Neither the Depositary nor the Custodian will exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Depositary Agreement or the Indenture.

  REPORTS

     The Depositary will promptly send to DTC a copy of any notices, reports and other communications received from the Issuer which are received by the Custodian as holder of the Global Note.

  ACTION BY DEPOSITARY AND CUSTODIAN

     Upon the occurrence of a default with respect to the Global Note, or in connection with any other right of the holder of the Global Note under the Indenture or the Depositary Agreement, if requested in writing by DTC in respect thereof, the Depositary and the Custodian will take any such action as shall be requested in such notice; provided that the Depositary and the Custodian have been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by them in complying with such request.

     Neither the Depositary nor the Custodian will exercise any discretion in the taking of any such action.

  CHARGES OF DEPOSITARY AND CUSTODIAN

     The Issuer and Bermuda Holdings have agreed to pay all charges of the Depositary and the Custodian under the Depositary Agreement. The Issuer and Bermuda Holdings have also agreed to indemnify the Depositary and the Custodian against certain liabilities incurred by it under the Depositary Agreement.

  AMENDMENT AND TERMINATION

     The Depositary Agreement may be amended by agreement among the Issuer, Bermuda Holdings, the Custodian and the Depositary. The consent of DTC shall not be required in connection with any amendment to the Depositary Agreement:
  (i) to cure any defect, omission, inconsistency or ambiguity in the Depositary Agreement; (ii) to add to the covenants and agreements of the Depositary or the Custodian, the Issuer and Bermuda Holdings; (iii) to effectuate the assignment of the Depositary's or the Custodian's rights and duties to a qualified successor; (iv) to comply with the Securities Act, the Exchange Act or the U.S. Investment Company Act of 1940, as amended; or (v) to modify, alter, amend or supplement the Depositary Agreement in any other manner that, in the opinion of counsel acceptable to the Issuer and the Depositary, is not adverse to DTC or the owners of Book-Entry Interests. Except as set forth above, no amendment that adversely affects DTC may be made to the Depositary Agreement or the Book-Entry Interests without the consent of DTC.

     The Depositary shall at any time at the direction of the Issuer or Bermuda Holdings terminate the Depositary Agreement by mailing a notice of such termination to DTC and requesting, on behalf of the Custodian in accordance with the Indenture, the issuance of Definitive Senior Notes to the persons and in the amounts as specified by DTC. Upon the issuance of Definitive Senior Notes in an aggregate principal amount equal to the aggregate principal amount of Senior Notes outstanding, the Depositary Agreement shall terminate. The Depositary Agreement may also be terminated upon the resignation of the Depositary or the Custodian if no successor depositary or custodian, as the case may be, has been appointed by the Issuer within 90 days of the notification of such resignation as set forth under "--Resignation or Removal of Depositary or Custodian" below.

  RESIGNATION OR REMOVAL OF DEPOSITARY OR CUSTODIAN

     The Depositary or Custodian may at any time resign as Depositary or Custodian by written notice delivered to each of the Issuer and the Trustee, such resignation to take effect upon the appointment by the Issuer of a successor depositary or custodian (approved, in the case of a successor depositary, by the Trustee and DTC and, in the case of a successor custodian, by the Depositary, none of which shall unreasonably withhold such approval) and such successor's acceptance of such appointment. If at the end of 90 days after delivery of such notice, no successor depositary or custodian has been appointed and approved, and has accepted such appointment, the resigning Depositary or Custodian may terminate the Depositary Agreement.

  OBLIGATIONS OF DEPOSITARY AND CUSTODIAN

     Except with respect to the payment of any amount received by it in respect of the Global Note, neither the Depositary nor the Custodian will assume any obligation or be subject to any liability under the Depositary Agreement, other than to use good faith and reasonable care in the performance of its respective duties under the Depositary Agreement.

                           CERTAIN TAX CONSIDERATIONS

  CERTAIN U.K., U.S. AND BERMUDA TAX CONSIDERATIONS

     The following summary of certain U.S., U.K. and Bermuda tax consequences of the acquisition, ownership and disposition of the Senior Notes by a "U.S. Holder" (as defined below) is set forth with respect to U.S. federal income tax matters based upon the opinion of Debevoise & Plimpton, U.S. tax counsel to the Issuer, with respect to U.K. tax matters based upon the opinion of Clifford Chance, U.K. tax counsel to the Issuer, and with respect to Bermuda tax matters based upon the opinion of Conyers, Dill & Pearman Bermuda tax counsel to the Issuer. Such firms express no opinion as to, and have not independently confirmed, any factual or accounting matters, determinations or conclusions described below. The summary describes certain U.S. federal income, U.K. and Bermuda tax consequences of the acquisition, ownership and disposition of the Senior Notes as of the date of this Prospectus. The Summary is for general information purposes only and does not purport to be a complete analysis of all tax considerations that may be applicable to U.S. Holders of Senior Notes. Except where noted, it deals only with Senior Notes beneficially owned as capital assets by a purchaser that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof or (3) an estate or trust the income of which is subject to U.S. federal taxation regardless of its source (a "U.S. Holder") and does not address the U.K. tax consequences to a holder that is resident (or, in the case of an individual, who is either resident or ordinarily resident or both) for U.K. tax purposes in the U.K., that is domiciled under U.K. law in the U.K. or that carries on business in the U.K.

  through a branch or agency. It does not deal with special situations, such as those of securities dealers, banks, tax-exempt organizations, life insurance companies, persons that hold the Senior Notes as part of a hedging transaction or straddle or conversion transaction or persons whose functional currency is not the U.S. dollar. It also does not deal with state or local taxes, or U.S. federal taxes other than income taxes.

     The statements regarding U.S. federal income tax consequences set forth below are based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date of this Prospectus. The statements regarding U.K. and Bermuda tax laws set forth below are based on those laws as in force on the date of this Prospectus. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, in which case tax consequences different from those discussed below could result. The statements regarding U.S. federal income, U.K. and Bermuda tax consequences set forth below assume that the Senior Notes were issued, and transfers thereof and payments thereon have been and will continue to be made, in accordance with the Indenture and the Depositary Agreement.

     For purposes of the U.K. Treaty (as defined below) and the Code, U.S. Holders of the Book-Entry Interests will be treated as owners of the Senior Notes underlying such Book-Entry Interests and, except as noted below, the tax consequences of owning the Book-Entry Interests will be the same as those applicable to ownership of the Senior Notes.

     PERSONS CONSIDERING THE ACQUISITION, OWNERSHIP OR DISPOSITION OF THE SENIOR NOTES SHOULD CONSULT THEIR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL INCOME, U.K. AND BERMUDA TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS.

  TAXATION OF U.S. HOLDERS OF THE SENIOR NOTES

   BERMUDA

     Payments under the Guarantee. Under Bermuda law, no withholding or deduction will be required to be made on account of payments made by Bermuda Holdings under the Guarantee.

   UNITED KINGDOM

     Payments on the Senior Notes. The rules relating to UK withholding tax have been amended by legislation enacted by Finance Act 1996 supported by regulations laid thereunder. However, as some further regulations have still to be drafted, the rules set out below may be subject to amendment.

     (a) The Senior Notes will constitute "quoted Eurobonds" provided they continue to carry a right to interest and provided that they are and continue to be in bearer form and quoted on a recognized stock exchange (the NYSE is a recognized stock exchange for this purpose).

     (b) Payments of interest on Senior Notes which are and continue to be quoted Eurobonds and are in global form and are held in a "recognized clearing system" (DTC is so recognized) may be made without withholding or deduction for or on account of UK income tax, provided that:

        (i) payment is made direct to the recognized clearing system; or

        (ii) payment is made to, or at the direction of, a depositary for the recognized clearing system and the paying agent has obtained a valid declaration from the depositary; or

        (iii) the paying agent has obtained a notice from the Inland Revenue instructing the paying agent to pay the interest with no tax deducted.

     (c) If the Senior Notes are issued in definitive form and are and continue to be quoted Eurobonds, then payments of interest on the Senior Notes may be made without such withholding or deduction where:

        (i) the person by or through whom the payment is made is not in the UK;
   or

        (ii) the payment is made by or through a person who is in the UK and

            (aa) the interest is paid on a Senior Note held in a recognized clearing system as defined for the relevant purpose and one of the conditions set out in paragraph (b)(i), (ii) and (iii) above is satisfied; or

            (bb) a person who is not resident in the UK is beneficially entitled to the interest and is the beneficial owner of the Senior Note on which the interest is paid and either:

             (1) the paying agent obtains a valid declaration PA1 from the said person on the occasion of each payment; or

             (2) the paying agent obtains on the occasion of each payment a valid declaration PA2 from another person who holds the Senior Notes for the non-resident person and who is entitled to arrange for the interest to be paid with no UK tax deducted; or

        (iii) the paying agent has obtained a notice from the Inland Revenue instructing the paying agent to pay the interest with no tax deducted.

     In other cases, and in particular if Definitive Senior Notes in registered form are issued, interest and Additional Amounts, if any, will be paid after deduction of U.K. income tax at the lower rate (currently 20%). A U.S. Holder of a Senior Note will normally be eligible to recover in full any U.K. tax withheld from payments of interest to which such U.S. Holder is beneficially entitled by making a claim for refund under the U.S./U.K. Treaty on the appropriate form filed in duplicate with the Internal Revenue Service Center Director with which such U.S. Holder's last U.S. federal income tax return was filed. Alternatively, a claim may be made by a U.S. Holder in advance of a payment of interest. If the claim is accepted by the U.K. Inland Revenue, they will authorize subsequent payments to that U.S. Holder to be made without the withholding of U.K. tax. Claims for refund must be made within six years of the end of the U.K. year of assessment (generally April 5th in each year) to which the interest related and must be accompanied by the original statement provided by the Company (or any nominee holding the Senior Notes on the U.S. Holder's behalf) when the interest payment was made showing the amount of income tax deducted and when the interest payment was made. Because a claim for refund is not considered until the U.K. Inland Revenue receives the appropriate form from the IRS, forms should be sent to the IRS well before the end of the applicable limitation period,

     In the case of Senior Notes which are quoted Eurobonds, a person in the UK who in the course of a trade or profession:

        (i) by means of coupons, warrants or bills of exchange, collects or secures payment of or receives interest on Senior Notes for a Noteholder; or

        (ii) arranges to collect or secure payment of interest on Senior Notes for a Noteholder; or

        (iii) acts as a custodian of such Notes and receives interest on such Senior Notes or directs that interest on such Senior Notes be paid to another person or consents to such payment will be required to withhold UK income tax at the lower rate, subject to certain exceptions, including the following:

     (a) the Senior Notes are held in a recognized clearing system and either:

        (i) the collecting agent pays or accounts for the interest directly or indirectly to the recognized clearing system and where such payment is made or accounted for it, or at the direction of, a depositary for the recognized clearing system, the collecting agent holds a valid declaration CA3 from the depositary; or

        (iii) the collecting agent is acting as depositary for the recognized clearing system in respect of the Senior Notes; or

     (b) the person beneficially entitled to the interest owns the Senior Notes and is not resident in the UK and the collecting agent either

        (i) holds a valid declaration CA1 from the said person; or

        (ii) holds a valid declaration CA2 from a person (other than the beneficial owner of the Notes) to whom the interest is payable or who is entitled to arrange for the interest to be collected without deduction of UK tax and who is not a collecting agent in the UK.

     Holders of Senior Notes who request Definitive Senior Notes in registered form will not be entitled to the payment of any Additional Amounts in respect of the U.K. tax withheld. In certain other cases in which Senior Notes are exchanged for Definitive Senior Notes, U.S. Holders of Definitive Senior Notes will be entitled to the payment of Additional Amounts in respect of the U.K. tax withheld. See "Description of Senior Notes--Payment of Additional Amounts."

     Under provisions of the U.K. Finance Act 1995, interest on the Senior Notes received without deduction or withholding will not be subject to U.K. tax by direct assessment in the hands of a holder of Senior Notes who is not resident for tax purposes in the U.K. unless that holder carries on a trade, profession or vocation within the U.K. through a U.K. branch or agency in connection with which the interest is received or to which the Senior Notes are attributable (in which case certain exemptions may be available).

     Sale or Disposition (including Redemption). A U.S. Holder (not resident or ordinarly resident in the U.K. and not engaging in business in the U.K. through a branch or agency) will not be subject to U.K. tax (including withholding tax) on the sale, redemption (other than redemption at a premium), retirement or other disposition of a Senior Note. Similarly, such a U.S. Holder will not be subject to U.K. tax where an interest in the Global Note is exchanged for a Definitive Senior Note.

     For U.K. tax purposes, a disposal of a Senior Note by an individual holder resident or ordinarily resident for U.K. tax purposes in the U.K. or who carries on a trade, profession or vocation in the U.K. through a branch or agency to which the Senior Note is attributable may give rise to a chargeable gain or allowable loss for the purposes of taxation of capital gains. It should be noted that, to calculate any gain on a disposal of Senior Notes, sterling values are compared at acquisition and disposal. Accordingly, a taxable gain can arise on maturity, for example, even where the amount of foreign currency received is less than, or the same as, the amount paid for the Senior Notes. A transfer of a Senior Note by an individual holder resident or ordinarily resident for U.K. tax purposes in the U.K. or who carries on a trade in the U.K. through a branch or agency to which the Senior
  Note is attributable may give rise to a charge to tax on income in respect of an amount representing interest on the Senior Note which has accrued since the preceding interest payment date.

     In relation to a holder which is a company that is subject to U.K. corporation tax (other than a company established for charitable purposes only, authorized unit trusts and approved investment trusts and certain other categories of company which are not taxable on chargeable gains), the Senior Notes will be treated on disposal as "qualifying corporate bonds" with the result that on a disposal of the Senior Notes by such a company, neither chargeable gains nor allowable losses will arise for the purposes of taxation of chargeable gains. Holders of Senior Notes who are within the charge to United Kingdom corporation tax will be charged to tax generally on all profits and gains (including interest and other accruals or, as the case may be, movements in value, gains made on disposals and profits attributable to exchange rate fluctuations) arising from the Senior Notes broadly in accordance with their statutory accounting treatment. Such profits and gains will be charged to tax as income in respect of each accounting period to which they are allocated for accounting purposes. Relief may be available for related expenses and losses on a similar basis.

     U.K. Stamp Duty and Stamp Duty Reserve Tax. No U.K. Stamp Duty or Stamp Duty Reserve Tax is payable on the issue of the Global Note or on the issue or transfer by delivery of a Senior Note or on its redemption except that stamp duty reserve tax (currently at the rate of 0.5%) could be payable on the transfer of any Senior Note issued after 25 November 1996 unless, inter alia,
                                                                    ----- ----
  the Senior Note is listed on a recognized stock exchange, does not carry a right of conversion into securities not so listed and the agreement to transfer the Senior Note is not made in contemplation of, or as part of an arrangement for, a takeover of the Company.

     U.K. Inheritance Tax. Senior Notes represented by the Global Note that are not treated as situated in the U.K. and are beneficially owned by an individual domiciled outside the U.K. will not be subject to U.K. inheritance tax. If a Senior Note is subject to U.K. inheritance tax and U.S. federal estate tax, the U.S./U.K. convention for the avoidance of double taxation with respect to estate and gift taxes may entitle a U.S. Holder to credit or relief in respect of the U.K. tax.


   UNITED STATES

     Payments on the Senior Notes. For U.S. federal income tax purposes, a U.S. Holder will include interest and Additional Amounts, if any, payable on the Senior Notes in income when received or accrued in accordance with the U.S. Holder's method of accounting. Such interest will constitute "foreign source income" for foreign tax credit purposes.

     Subject to certain limitations, a U.S. Holder would generally be required to include the full amount of the interest payment (without reduction for the U.K. withholding tax, if any) and Additional Amounts, if any, and would be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for U.K. taxes withheld from payments of interest to which such U.S. Holder is beneficially entitled. In the case of a U.S. Holder entitled to claim a refund of any U.K. tax withheld, no U.S. foreign tax credit or deduction may be claimed for the amount of U.K. tax eligible for a refund, whether or not such refund is sought, to the extent that it is reasonably certain that such U.K. tax will be refunded. If a U.S. Holder receives a refund of U.K. tax for which a deduction or foreign tax credit was previously claimed, the U.S. Holder generally must
  (i) in the case of a deduction, include the refund in gross income or (ii), in the case of a foreign tax credit, notify the Service of the receipt of the refund, according to the requirements of Section 1.905-4T of the Treasury Regulations or any successor provisions, and the Service will redetermine the U.S. Holder's U.S. federal income tax liability for the taxable year in which the credit was originally claimed.

     Sale or Disposition (including Redemption). For U.S. federal income tax purposes, taxable gain or loss generally will be recognized by a U.S. Holder on the sale, redemption, retirement or other disposition of the Senior Notes measured by the difference between (1) the sum of (a) any cash and (b) the fair market value of any property received (except in the case of a cash basis taxpayer, to the extent the cash or property received is attributable to accrued interest, which will be taxable as such) and (2) the U.S. Holder's tax basis in the Senior Notes. Subject to the market discount rules discussed below, any gain or loss recognized generally will be capital gain or loss and will be long-term capital gain or loss if at the time of such sale, redemption, retirement or other disposition the Senior Notes have been held by the U.S. Holder for more than one year. Any such gain generally will constitute "U.S. source income" for foreign tax credit purposes.

     Market Discount. A U.S. Holder (other than a U.S. Holder that makes the election described below) that purchases a Senior Note at a market discount that is not de minimis generally will be required to treat any gain realized upon the disposition of such Senior Note as interest income to the extent of the market discount accruing during the period such holder held such Senior Note. A U.S. Holder may also be required to recognize as ordinary income any principal payments with respect to a Senior Note to the extent such payments do not exceed the accrued market discount on the Senior Note. For this purpose, market discount generally equals the excess of the stated redemption price of the Senior Note over the basis of the Senior Note in the hands of the holder immediately after its acquisition. However, market discount is deemed not to exist if the market discount is less than a statutorily defined de minimis amount equal to 1/4 of 1 percent of the Senior Note's stated redemption price multiplied by the number of complete years to the Senior Note's maturity after the holder acquired the Senior Note.

     The market discount rules also provide that a U.S. Holder of Senior Notes that were acquired at a market discount may be required to defer the deduction, until the Senior Notes are disposed of, of a portion of the interest on any indebtedness incurred or maintained to acquire or carry the Senior Notes.

     A U.S. Holder of a Senior Note acquired a market discount may elect to include market discount in income as the discount accrues. In such a case, the foregoing rules with respect to the recognition of ordinary income on dispositions and with respect to the deferral of interest deductions on indebtedness related to such Senior Note would not apply. The current inclusion election applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service.

     Amortizable Bond Premium. Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder of such obligation may elect to amortize under the constant interest rate method and deduct over the period from the holder's acquisition date to the obligation's maturity date. The amortizable bond premium deduction is treated as a reduction of interest on the bond instead of as a deduction, except as Treasury Regulations may otherwise provide. A holder that elects to amortize bond premium must reduce its tax basis in the related obligation by the amount of the aggregate deductions allowable for the amortizable bond premium. Any election to amortize bond premium will apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder. The election may not be revoked without the consent of the Service.

     In the case of an obligation, such as a Senior Note, that may be called at a premium prior to maturity, an earlier call date is treated as its maturity date, and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium for the period ending on such call date. If a U.S. Holder of a Senior Note is required to amortize and deduct bond premium by reference to a call date, the Senior Note will be treated for this purpose as maturing on such date for the amount payable, and, if not redeemed on such date, as reissued on such date for the amount so payable. If a Senior Note purchased at a premium is redeemed pursuant to a call prior to such early call date or its maturity, a U.S. Holder that has elected to deduct bond premium may deduct the excess of its adjusted basis in the Senior Note over the amount received on redemption (or, if greater, the amount payable on maturity) as an ordinary loss in the taxable year of redemption.

     United States Information Reporting and Backup Withholding. In general, U.S. information reporting requirements will apply to payments of principal, premium and interest on a Senior Note and on the proceeds of the sale of a Senior Note before maturity to a non-corporate U.S. Holder, and U.S. "backup withholding" at a rate of 31% will apply to such payments if the U.S. Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

     The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the Service.

                              PLAN OF DISTRIBUTION

     This Prospectus has been prepared for use by DLJSC in connection with offers and sales of the Senior Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. DLJSC may act as principal or agent in such transactions. DLJSC has advised the Company that it currently intends to make a market in the Senior Notes but it is not obligated to do so and may discontinue any such market making at any time without notice. Accordingly, no assurance can be given that an active trading market will develop for or as to the liquidity of the Senior Notes.

     DLJSC has provided financial or other advisory services to the Company in the past and may do so in the future. In addition, DLJSC acquired equity securities of the Company in connection with the Acquisition. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions--Transactions with the Underwriters."

                                    EXPERTS

     The audited consolidated financial statements of the Company and of Terra Nova, its predecessor, incorporated herein and in the Registration Statements have been audited by Coopers & Lybrand (Hamilton, Bermuda), independent accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance herein upon the authority of such firm as experts in accounting and auditing.

No person has been authorized to give any information
or make any representations, other than those contained in
this Prospectus, in connection with the offering made                          $100,000,000
hereby, and, if given or made, such information or
representations must not be relied upon as having been                  TERRA NOVA INSURANCE (UK)
authorized by the Company, the Underwriters or any other                       HOLDINGS PLC
person.  This Prospectus does not constitute an offer to sell
or a solicitation of an offer to buy any securities other than        10 3/4% Senior Notes due 2005
those to which it relates or an offer to or solicitation of any
person in any jurisdiction in which it is unlawful to make         FULLY AND UNCONDITIONALLY GUARANTEED
such an offer or solicitation.  Neither the delivery of this               ON A SENIOR BASIS BY
Prospectus nor any offer or sale made hereunder shall,
under any circumstances, create any implication that the                   Terra Nova (Bermuda)
information set forth herein is correct as of any time                        Holdings Ltd.
subsequent to the date hereof.

                  ----------------

                 TABLE OF CONTENTS                                               ----------
                                            Page                                 PROSPECTUS
Available Information......................  2                                   ----------
Incorporation by Reference.................  2
Enforceability of Civil Liabilities........  3
Currency...................................  4
Ratio of Earnings to Fixed Charges.........  5
Use of Proceeds............................  5
The Company................................  4
Risk Factors...............................  5
Description of Capital Stock............... 14
Description of Senior Notes................ 18
Description of Depositary Agreement........ 49
Certain Tax Considerations................. 53
Plan of Distribution....................... 59
Experts.................................... 60













----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

  ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, all of which were paid by the Issuer, are estimated as follows:

SEC registration fee.........................................     $   34,582.76
NASD filing fee..............................................         10,500.00
Blue Sky fees and expenses...................................         30,000.00
Printing and engraving expenses..............................        305,000.00
Legal fees and expenses......................................        717,000.00
Rating agency fees...........................................        116,000.00
Accountant's fees and expenses...............................        775,000.00
Custodian's fees and expenses................................         75,000.00
Trustee's fees and expenses..................................         12,500.00
NYSE listing fees............................................          5,000.00
Miscellaneous costs..........................................         75,000.00
                                                                  -------------
Total........................................................     $2,156,582.76

  ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

       Article 28 of the Bermuda Holdings Bye-Laws provides:

       "(a) The Directors, Secretary and other Officers for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for the acts of or the solvency or honesty of any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any wilful negligence, wilful default, fraud or dishonesty which may attach to any of said persons.

       (b) Every Director and Officer of the Company shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director or Officer of the Company in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court. Such funds shall be advanced to such Director or Officer on his incurring liability prior to judgment provided that should he be found guilty of a criminal or other offence for which he cannot by law be indemnified he shall reimburse the Company the funds advanced."

       Section 98 of the Companies Act 1981 of Bermuda provides:

       (1) Subject to subsection (2), a company may in its bye-laws or in contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of, any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof.

       (2) Any provision, whether contained in the bye-laws of a company or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him in respect of any wilful negligence, wilful default, fraud or dishonesty of which he may be guilty in relation to the company shall be void. Provided that-

       (a) nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and

       (b) notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid indemnify any such officer or auditor against any liability incurred by him in defending any proceedings, whether civil or in which judgment is given in his favour or in which he is acquitted or when relief is granted to him by the Court under section 281.

       Section 98A of the Companies Act 1981 of Bermuda provides that a company may purchase and maintain insurance for the benefit of any officer of the company against any liability incurred by him in his capacity as an officer of the company with respect to a violation of his duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances or indemnifying such an officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company or any subsidiary thereof and nothing in this Act shall make void or voidable any such policy.

       The Underwriting Agreement filed as Exhibit 1 hereto provides for indemnification by the Underwriters, under certain circumstances, of Company and its officers and directors.

       As of December 31, 1996, the Company has purchased primary directors and officers liability insurance from New Hampshire Insurance Company (Europe) in the amount of (Pounds)12.5 million, with excess cover of (Pounds)7.5 million provided by Executive Risk Insurance Company and further excess cover of (Pounds)5 million provided by ACE Insurance Company.

    THE ISSUER

       Article 17 of the Issuer's Memorandum and Articles of Association provides that subject to the Companies Act 1985 and every other statute, statutory instrument, regulation or order thereunder:

       "Every director, other officer or auditor of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office, but:

       (a) this indemnity shall not apply to any liability to the extent that it is recovered from any other person; and

       (b) the indemnity is subject to such officer or auditor taking all reasonable steps to effect such recovery, so that the indemnity shall not apply to the extent that an alternative right of recovery is capable of being enforced."

     Section 310 of the Companies Act 1985 provides:

        "(1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person

     (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

       (2) Except as provided by the following subsection, any such provision is void.

       (3) This section does not prevent a company--

          (a) from purchasing and maintaining for any such officer or auditor insurance against any liability, or

          (b) from indemnifying any such officer or auditor against any liability incurred by him--

             (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

             (ii) in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

     Section 727 of the Companies Act 1985 provides:

       "(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

       (2) If any such officer or person as abovementioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief, and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

       (3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."

       The Underwriting Agreement filed as Exhibit 1 hereto provides for indemnification by the Underwriters, under certain circumstances, of the Issuer and its directors and officers.

       As of December 31, 1996, the Issuer has purchased directors and officers liability insurance from New Hampshire Insurance Company (Europe) in the amount of (Pounds)12.5 million, with excess cover of (Pounds)7.5 million provided by Executive Risk Insurance Conmpany and further excess cover of (Pounds)5 million provided by ACE Insurance Company.

  ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                             (a) Exhibits

EXHIBIT  DESCRIPTION
NUMBER

   *1.1  Form of Underwriting Agreement

   *3.1  Memorandum and Articles of Association of the Issuer

   *3.2  Certificate of Incorporation and Memorandum of Association of Bermuda
         Holdings

   *3.3  Amended and Restated Bye-Laws of Bermuda Holdings (incorporated by reference to Exhibit 3.2 of Bermuda Holdings' Registration Statement on Form S-
         1, Registration No. 333-1726)

   *4.1  Form of Indenture relating to the Senior Notes, including the form of Global Note and the form of Definitive Senior Note

   *4.2  Form of Deposit and Custody Agreement among the Issuer, Bermuda Holdings,
         Chase Manhattan Bank Luxembourg, S.A., as Custodian, and The Chase
         Manhattan Bank, N.A., as Depositary, including the form of Global Receipt

   *4.3  First Supplemental Indenture, dated October 12, 1995, among the Issuer,
         Bermuda Holdings and The Chase Manhattan Bank, N.A., as trustee
         (incorporated by reference to Exhibit 4.3 of Bermuda Holdings' Registration
         Statement on Form S-1, Registration No. 333-1726)

   *5.1  Opinion of Allen & Overy as to legality of the Senior Notes

   *5.2  Opinion of Conyers, Dill & Pearman as to legality of the Guarantee

   *5.3  Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. as to legality of the
         Senior Notes and the Guarantee

   *5.4  Opinion of Milbank, Tweed, Hadley & McCloy as to legality of the Global
         Receipt

    8.1  Opinion of Clifford Chance as to U.K. tax matters relative to the Senior Notes

    8.2  Opinion of Conyers, Dill & Pearman as to Bermuda tax matters relative to the
         Guarantee

    8.3  Opinion of Debevoise & Plimpton as to U.S. tax matters relative to the Senior
         Notes and the Guarantee

  *10.1  Exchange Agreement, dated December 20, 1994, among Bermuda Holdings,
         Aetna, CIGNA, Marsh & McLennan, Bowring and Nimrod Securities

 * 10.2  Deferred Payment Agreement, dated December 21, 1994, between Bermuda
         Holdings and UCM

  *10.3  Deferred Share Purchase Agreement, dated December 19, 1994, among Terra
         Nova, Aetna, CIGNA, Marsh & McLennan, Bowring and Nimrod Securities

  *10.4  Share Purchase and Subscription Agreement, dated December 21, 1994, among
         Bermuda Holdings and the investors named therein

  *10.5  Subscription Agreement, dated December 21, 1994, between the Issuer and UCM

  *10.6  Share Purchase Agreement, dated December 21, 1994, among the Issuer, Aetna,
         CIGNA, Marsh & McLennan, Bowring and Nimrod Securities

  *10.7  Subscription Agreement, dated December 21, 1994, among the DLJ Entities and
         UCM


                                      II-4

  *10.8  Subscription Agreement, dated December 21, 1994, among the DLJ Entities,
         Byrne & Sons, Haverford (Bermuda) Ltd., JMI Investments 1992, Solar Group
         S.A., MFA-MASTERS, ISF, Hugh Lowenstein and Bermuda Holdings

  *10.9  Management Subscription Agreement, dated December 21, 1994, among William
         O. Bailey, John Riddick, Anthony Aldridge, Christopher Burbidge, James Rossi,
         Jeffrey Parker, Richard Edmunds, Ian Bowden and Bermuda Holdings

 *10.10  Agreement for the Sale and Purchase of the Ordinary Shares of Terra Nova, dated
         December 21, 1994, between Bermuda Holdings and the Issuer

 *10.11  Put Agreement, dated December 21, 1994, as amended as of October 13, 1995, among the DLJ Entities, the Issuer and Bermuda Holdings (incorporated by reference to Exhibit 10.11 of Bermuda Holdings' Registration Statement on Form
         S-1, Registration No. 333-1726)

 *10.12  Put Agreement, dated December 21, 1994, among Bowring, the Issuer and
         Bermuda Holdings

 *10.13 Shareholders Agreement, dated December 21, 1994, among Bermuda Holdings and certain shareholders of Bermuda Holdings

 *10.14  Facility Agreement, dated December 21, 1994, among Bermuda Holdings, the
         Issuer, The Chase Manhattan Bank, N.A., Chase Investment Bank Limited and the other banks listed therein

 *10.15  Service Agreement, dated October 18, 1993, between Terra Nova and John
         Riddick

 *10.16  Service Agreement, dated May 27, 1993, between Terra Nova and Christopher
         H.S. Burbidge

 *10.17  Service Agreement, dated June 14, 1993, between Terra Nova and Richard J.
         Edmunds

 *10.18  Service Agreement, dated May 28, 1993, between Terra Nova and Ian L. Bowden

 *10.19  Letter Agreement, dated January 17, 1995, between Bermuda Holdings and John
         J. Dwyer

 *10.20  Letter Agreement, dated March 20, 1995, between Bermuda Holdings and John J.
         Dwyer

 *10.21  Approved Executive Share Option Plan (incorporated by reference to Exhibit
         10.22 of Bermuda Holdings' Registration Statement on Form S-1, Registration
         No. 333-1726)

 *10.22  Portfolio Quota Share Agreement of Reinsurance between Terra Nova and Terra
         Nova (Bermuda)

 *10.23  DTI Notice of Requirements

 *10.24  Exchange Agreement, dated June 1, 1995, among the DLJ Entities, the Issuer,
         Bermuda Holdings and The Chase Manhattan Bank, N.A.

 *10.25  Master Agreement of Reinsurance (including Addendum No. 1) between Terra
         Nova and Terra Nova (Bermuda)

 *10.26  Registration Rights Agreement dated as of March 25, 1996, among Bermuda
         Holdings and certain shareholders of Bermuda Holdings (incorporated by reference to Exhibit 10.13 of Bermuda Holdings' Registration Statement on Form
         S-1, Registration No. 333-1726)

 *10.27  Exclusivity Agreement, between Bermuda Holdings and DLJSC (incorporated by reference to Exhibit 10.14 of Bermuda Holdings' Registration Statement on Form
         S-1, Registration No. 333-1726)


                                      II-5


 *10.28  Service Agreement, dated January 5, 1996, between Saffronplace Limited and
         Nigel Harold John Rogers (incorporated by reference to Exhibit 10.19 of Bermuda
         Holdings' Registration Statement on Form S-1, Registration No. 333-1726)

 *10.29  Octavian 1996 Stock Option Scheme, as supplemented (incorporated by reference to Exhibit 10.23 of Bermuda Holdings' Registration Statement on Form S-1,
         Registration No. 333-1726)

 *10.30  The Octavian Group Pension Scheme (incorporated by reference to Exhibit 10.24 of Bermuda Holdings' Registration Statement on Form S-1, Registration No. 333-
         1726)

 *10.31  Terra Nova Insurance Company Limited Non-Approved Funded Pension Scheme
         (incorporated by reference to Exhibit 10.28 of Bermuda Holdings' Registration
         Statement on Form S-1, Registration No. 333-1726)

 *10.32  Service Agreement, dated May 8, 1992, between Terra Nova and James Vincent
         Rossi (incorporated by reference to Exhibit 10.29 of Bermuda Holdings'
         Registration Statement on Form S-1, Registration No. 333-1726)

  *11.1  Statement re computation of per share earnings (incorporated by reference to
         Exhibit 11.1 of Bermuda Holdings' Registration Statement on Form S- 1,
         Registration No. 333-1726)

   12.1  Statement re computation of ratios

  *21.1  Subsidiaries of Bermuda Holdings (incorporated by reference to Exhibit 21.1 of
         Bermuda Holdings' Registration Statement on Form S-1, Registration No. 333-
         1726)

  *23.1  Consent of Allen & Overy (included in Exhibit 5.1)

   23.2  Consent of Conyers, Dill & Pearman (included in Exhibit 8.2)

  *23.3  Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit 5.3)

   23.4  Consent of Coopers & Lybrand

  *23.5  Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit 5.4)

   23.6  Consent of Clifford Chance (included in Exhibit 8.1)

   23.7  Consent of Debevoise & Plimpton (included in Exhibit 8.3)

  *24.1  Powers of Attorney (set forth on the signature pages to the Registration Statement)

   24.2  Powers of Attorney

  *25.1  Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended (bound separately)

----------
  * Previously filed.

       (b) Financial Statements Schedules and Related Report

       The following Bermuda Holdings' financial statement schedules, not included in the Prospectus, are included as part of this Registration Statement immediately following the signature pages:

 Supplemental Schedule I      -   Summary of Investments--Other Than Investments in Related Parties
 Supplemental Schedule II     -   Condensed Financial Information of Registrant (Parent Company)
 Supplemental Schedule III    -   Supplemental Insurance Information
 Supplemental Schedule IV     -   Reinsurance
 Supplemental Schedule V      -   Valuation and Qualifying Accounts
 Supplemental Schedule VI     -   Supplemental Information Concerning Property/Casualty Insurance
                                  Operations

       All other schedules are omitted because they are either not applicable or not required, or because the information required therein is included in the financial statements or the notes thereto.

  ITEM 17.  UNDERTAKINGS

       The Issuer and Bermuda Holdings hereby undertake:

       (1) That for purposes of determining any liability under the Securities Act of 1933, each filing of Bermuda Holdings' annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that shall be deemed to be the initial bona fide offering thereof;

       (2) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the provisions described in Item 14 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
  In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (3) That for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (4) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The Depositary hereby undertakes to furnish promptly the following information to the Commission semiannually, beginning on or before six months after the effective date of the registration statement:

       (1) The following information in substantially the tabular form indicated:

Aggregate Principal          Aggregate Principal         Total Aggregate            Total Number of Holders
Amount of Senior Notes       Amount of Senior Notes      Principal                  of Receipt at end of six-
Evidenced by Receipt         Evidenced by Receipt        Amount of Senior Notes     month period
issued during period         retired during period       Evidenced by Receipt
covered by report            covered by report           remaining outstanding at
                                                         end of six-month period


       (2) The name of each dealer known to Depositary depositing Senior Notes against issuance of Receipt during the period covered by the report.

       The Depositary hereby undertakes to make available at the principal office of the Depositary in the United States, for inspection by holders of the Receipt, any reports and communications received from the issuer of the deposited security which are both (1) received by the Depositary as the holder of the deposited security, and (2) made generally available to the holders of the underlying security by the issuer.

       If the amounts of fees charged are not disclosed in the prospectus, the Depositary undertakes to prepare a separate document stating the amount of any fee charged and describing the service for which it is charged and to deliver promptly a copy of such fee schedule without charge to anyone upon request. The

  Depositary undertakes to notify each registered holder of a Receipt thirty days before any change in the fee schedule.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on the 24th day of April, 1997.

                                             TERRA NOVA INSURANCE
                                             (UK) HOLDINGS PLC

                                             By:  /s/ JOHN RIDDICK
                                                ------------------
                                                   John Riddick
                                                   Managing Director

       Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the 24th day of April, 1997.

         /s/ JOHN RIDDICK                        Chairman and Managing Director
--------------------------------------             [principal executive officer]
             John Riddick

/s/  WILLIAM J. WEDLAKE                          Director and Chief Financial Officer
--------------------------------------             [principal financial officer and accounting
     William J. Wedlake                            officer]

                *
--------------------------------------           Director
         William O. Bailey

                *
--------------------------------------           Director
          John J. Dwyer

                *
--------------------------------------           Director
         Nigel H.J. Rogers


       ANTHONY F. ALDRIDGE
--------------------------------------           Director
       Anthony F. Aldridge


                           AUTHORIZED REPRESENTATIVE


       Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the registration statement on Form F-1 has been signed below by the undersigned as the duly authorized representative of the Issuer in the United States.


                                             By:  /s/ JEAN M. WAGGETT
                                                ----------------------------
                                                 Jean M. Waggett


  New York, New York
  April 24, 1997

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Guarantor has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on the 24th day of April, 1997.

                                       Terra Nova (Bermuda) Holdings Ltd.


                                       By:                 *
                                          -------------------------------------
                                                William O. Bailey
                                            Chairman and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 24th day of April, 1997.

*                                      Chairman and Chief Executive Officer (principal
-----------------------------            executive officer and accounting officer)
     William O. Bailey


/s/  WILLIAM J. WEDLAKE                Chief Financial Officer (principal financial
-----------------------------            officer)
William J. Wedlake


/s/  John Riddick                      Deputy Chairman and Director
-----------------------------
     John Riddick

            *                          Deputy Chairman and Director
-----------------------------
     John J. Dwyer

            *                          Deputy Chairman and Director
-----------------------------
   Nigel H.J. Rogers

            *                          Director
-----------------------------
    David L. Jaffee

            *                          Director
-----------------------------
   Philip F. Petronis

            *                          Director
-----------------------------
   Allan W. Fulkerson

            *                          Director
-----------------------------
   Hugh P. Lowenstein

            *                          Director
-----------------------------
    Robert S. Fleisher


            *                          Director
-----------------------------
     Mark J. Byrne


            *                          Director
-----------------------------
     Steven Gilbert


*By:   /s/   Peter W. Norledge
     -----------------------------
     Peter W. Norledge, Attorney-in-Fact


                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Post-Effective Amendment to the registration statement to be signed solely with respect to the disclosure and undertakings made in response to the requirements of Parts I and II to Form F-6 on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 28th, 1997.

                     Legal entity created by the agreement for the issuance of a Global Receipt representing Senior Notes of Terra Nova Insurance (UK) Holdings plc

                     By:  The Chase Manhattan Bank (successor by
                     merger to The Chase Manhattan Bank, N.A.),
                                      As Depositary


                     By:  /s/ DAVID G. SAFER
                        ----------------------------------
                          Name:  David G. Safer
                          Title: Senior Trust Officer

                            Supplemental Schedule I

              TERRA NOVA (BERMUDA) HOLDING LTD. AND SUBSIDIARIES
       SUMMARY OF INVESTMENTS--OTHER THAN INVESTMENTS IN RELATED PARTIES
                            AS OF DECEMBER 31, 1996
(dollars in thousands)


                                                                                       AMOUNT AT
                                                                                         WHICH
                                                                         MARKET      SHOWN IN THE
TYPE OF INVESTMENT                                          COST         VALUE       BALANCE SHEET
                                                         ----------    ----------    -------------
Fixed maturities:
  Bonds:
    United States Government agencies and
      authorities                                        $  416,383    $  421,660     $  421,xxx
    States, municipalities and political subdivisions        19,381        20,321         20,xxx
    Foreign governments                                     393,079       407,433        407,xxx
    Public utilities                                             --            --            xxx
    Convertibles and bonds with warrants attached                --            --            xxx
    All other corporate bonds                               266,283       270,117        270,xxx
  Certificates of deposit                                        --            --            xxx
  Redeemable preferred stocks                                    --            --            xxx
                                                         ----------    ----------    -------------
      Total fixed maturities                             $1,095,126    $1,119,531     $1,119,xxx
                                                         ==========    ==========    =============
Equity securities:
  Common stocks
    Public utilities                                             --            --            xxx
    Banks, trust and insurance companies                     13,215        15,435         15,xxx
    Industrial, miscellaneous and all other                  79,662       104,976        104,xxx
  Non redeemable preferred stocks                                --            --            xxx
                                                         ----------    ----------    -------------
      Total equity securities                            $   92,877    $  120,411     $  120,xxx
                                                         ==========    ==========    =============
Mortgage loans in real estate                                    --            --            xxx
Real estate                                                      --            --            xxx
Policy loans                                                     --            --            xxx
Other long-term investment                                       --            --            xxx
                                                         ----------    ----------    -------------
      Total investments                                  $1,188,003    $1,239,942     $1,239,xxx
                                                         ==========    ==========    =============

                                                     Supplemental Schedule II(a)


              TERRA NOVA (BERMUDA) HOLDINGS LTD. AND SUBSIDIARIES
                      CONDENSED FINANCIAL INFORMATION OF
                        REGISTRANT (PARENT COMPANY)(1)
                           CONDENSED BALANCE SHEETS
                            (dollars in thousands)

                                                               AT DECEMBER 31,
                                                         --------------------------
                                                             1996           1995
                                                         ----------     -----------
                               ASSETS
Investment in subsidiaries                                $395,549         $219,973
Cash                                                         2,742           13,422
                                                          --------         --------
        Total investments and cash                         398,291          233,395
Indebtedness of subsidiary                                      -               406
Other assets                                                 2,812            2,912
                                                          --------         --------
                                                          $401,103         $236,713
                                                          ========         ========

                  LIABILITIES AND SHAREHOLDERS' EQUITY

Other liabilities                                         $  2,344         $  6,329
                                                          --------         --------
        Total liabilities                                    2,344            6,329
                                                          --------         --------
Convertible redeemable preferred shares                          -           33,376
Shareholders' equity:
    Common shares                                          149,933           89,282
    Additional capital                                     111,544           18,203
    Unrealized appreciation in investments of
      subsidiaries, net of minority interests
      and income tax                                        36,271           49,972
    Retained earnings                                      101,011           39,551
                                                          --------         --------
                                                           398,759          197,008
                                                          --------         --------
        Total shareholders' equity
        Total liabilities, convertible redeemable
          preferred shares and shareholders' equity       $401,103         $236,713
                                                          ========         ========
-------------
(1)   The parent company condensed financial information should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein.

                                        II-15

                                                     Supplemental Schedule II(b)


              TERRA NOVA (BERMUDA) HOLDINGS LTD. AND SUBSIDIARIES
                      CONDENSED FINANCIAL INFORMATION OF
                        REGISTRANT (PARENT COMPANY)(1)
                           CONDENSED BALANCE SHEETS
                            (dollars in thousands)

                                                             FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                                         --------------------------
                                                             1996           1995
                                                         ----------     -----------
Revenues:
        Net investment income                              $ 2,205          $   696
        Realized losses on sale of investments                 (39)
                                                          --------         --------
                Total revenues                               2,166              696
                                                          --------         --------
Expenses:
        Deferred debt expenses                                 664              664
        Salaries                                             1,592              813
        Legal and professional expense                         463              290
        Other expenses                                       1,677              807
                                                          --------         --------
                Total expenses                               4,396            2,574
                                                          --------         --------
Loss from continuing operations before equity
  in net income of consolidated subsidiaries                (2,230)          (1,878)
Equity in net income of consolidated subsidiaries           66,136           45,129
                                                          ========         ========
Net income                                                  63,906           43,251
                                                          ========         ========

-------------
(1)   The parent company condensed financial information should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein.

                                        II-16

                          Supplemental Schedule II(c)

              TERRA NOVA (BERMUDA) HOLDINGS LTD. AND SUBSIDIARIES
                    PARENT COMPANY FINANCIAL INFORMATION(1)
                       CONDENSED STATEMENT OF CASH FLOWS
                            (dollars in thousands)

                                                     FOR THE YEAR ENDED
                                                        DECEMBER 31,
                                                   ---------------------
                                                      1996        1995
Cash flows from operating activities
   Net loss                                        $  (2,230)   $ (1,878)
                                                   ---------    --------
Adjustments to reconcile net income to net cash
   provided by operating activities
   Real estate capital (gains)/losses                     39          --
   Change in assets and liabilities, net              (3,479)        827
                                                   ---------    --------
      Net cash used in operating activities           (5,670)     (1,051)
                                                   ---------    --------
Cash flows from investing activities
   Proceeds of fixed maturities sold                  80,196          --
   Purchase of fixed maturities                      (80,235)         --
                                                   ---------    --------
      Net cash provided by (used in) investing
         activities                                      (39)         --
                                                   ---------    --------
Cash flows from investing activities:
   Investment in subsidiary company                 (101,001)    (32,616)
   Net proceeds from initial public offering         113,953          --
   Proceeds from shares issued                           158      46,383
   Preference dividends paid to stockholders            (499)     (3,700)
   Ordinary dividends paid to stockholders            (1,548)         --
   Redemption of preference shares                   (16,035)         --
                                                   ---------    --------
      Net cash provided by financing activities       (4,972)     10,067
                                                   ---------    --------
Change in cash and cash equivalents                  (10,681)      9,016
Cash and cash equivalents at beginning of year        13,422       4,406
                                                   =========    ========
Cash and cash equivalents at end of year           $   2,741    $ 13,422
                                                   =========    ========

---------------------
(1) The parent company condensed financial information should be read in conjunction with the consolidated financial statements are notes thereto included elsewhere herein.

                           Supplemental Schedule III

                      TERRA NOVA (BERMUDA) HOLDING LTD.,
         TERRA NOVA INSURANCE COMPANY LIMITED, AND THEIR SUBSIDIARIES
                      SUPPLEMENTARY INSURANCE INFORMATION
                            (dollars in thousands)


                                                LOSSES                    OTHER
                                  DEFERRED     AND LOSS               POLICY CLAIMS                 NET
                                ACQUISITION   ADJUSTMENT   UNEARNED   AND BENEFITS    PREMIUM    INVESTMENT
        SEGMENT                    COSTS       EXPENSES    PREMIUMS      PAYABLE      REVENUE     INCOME
        -------                 -----------   ----------   --------   -------------   --------   ----------
Year ended December 31, 1996
   Non-marine                     $25,031      $638,974     $98,360         --        $182,543     $36,677
   Marine                          15,929       429,956      53,894         --          83,921      15,471
   Octavian                         4,319         9,538      20,866         --          12,292      37,732
Year ended December 31, 1995
   Non-marine                     $18,584      $650,052     $78,112         --        $159,955     $37,966
   Marine                          18,366       518,600      61,881         --          92,345      15,658
   Octavian                            --            --          --         --              --         --
Year ended December 31, 1994
   Non-marine                      16,414       705,140      77,447         --         140,167      23,246
   Marine                          15,107       518,702      70,363         --         110,267      13,731
   Octavian                            --            --          --         --              --         --
----------------------------

                                  Benefits,     Amortization
                               claims, Losses   of deferred      Other
                               and settlement   acquisition    operating   Premiums
        Segment                   expenses         costs       expenses    written
        -------                --------------   ------------   ---------   --------
Year ended December 31, 1996
   Non-marine                     $123,615        $50,799       $5,464     $204,334
   Marine                           46,967         28,139        4,084       78,169
   Octavian                          7,692          3,456          627       28,663
Year ended December 31, 1995
   Non-marine                     $120,105        $43,795       $6,301     $161,357
   Marine                           59,006         28,519        3,768       85,628
   Octavian                             --             --           --           --
Year ended December 31, 1994
   Non-marine                      105,251         40,131        5,487      152,782
   Marine                           86,402        27,115        3,035       129,721
   Octavian                             --             --           --           --

----------------------------

(a) Net investment income excludes investment income and realized gains of $37,732,000, $30,238,000 and $28,496,000 for 1996, 1995, and 1994,
     respectively, which is attributable to the Parent as disclosed in note 21 to the Consolidated Financial Statements.

                                                        Supplemental Schedule IV


                      TERRA NOVA (BERMUDA) HOLDINGS LTD.,
         TERRA NOVA INSURANCE COMPANY LIMITED, AND THEIR SUBSIDIARIES
                                  REINSURANCE
                            AS OF DECEMBER 31, 1996
                            (dollars in thousands)

                                                                                                    PERCENTAGE
                                                       CEDED TO         ASSUMED                      OF AMOUNT
                                         GROSS           OTHER         FROM OTHER        NET          ASSUMED
 PREMIUMS WRITTEN                        AMOUNT        COMPANIES       COMPANIES        AMOUNT        TO NET
                                        --------       ---------       ---------       --------     ----------
PROPERTY-CASUALTY
    Year Ended December 31, 1996        $119,601        $49,844         $241,409       $311,166        77.60%
    Year Ended December 31, 1995          86,296         55,673          216,362        246,985        87.60%
    Year Ended December 31, 1994         103,439         76,859          255,923        282,503        90.60%

                                           II-19

                                                         Supplemental Schedule V

                      TERRA NOVA (BERMUDA) HOLDINGS LTD.,
         TERRA NOVA INSURANCE COMPANY LIMITED, AND THEIR SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                            (dollars in thousands)

                                                                            CHARGED                          BALANCE
                                        BALANCE AT            TO            TO OTHER          CHARGED           AT
                                        BEGINING OF       COSTS AND         ACCOUNTS-       DEDUCTIONS-       END OF
DESCRIPTION                               PERIOD           EXPENSES         DESCRIBE         DESCRIBE         PERIOD
                                        ----------       -----------        ---------       -----------      --------
Year Ended December 31, 1996
  Allowance for Doubtful Accounts         $30,165          $(1,142)          $  -           $ (126)(a)        $29,149
Year Ended December 31, 1995
  Allowance for Doubtful Accounts          29,076            3,000              -            1,911             30,165
Year Ended December 31, 1994
  Allowance for Doubtful Accounts          25,679            3,890              -              493 (a)         29,076

------------------
(a)  Amounts previously charged utilized against irrecoverable balances.

                           Supplemental Schedule VI


                                                 RESERVE FOR
                                                   LOSSES
                                    DEFERRED      AND LOSS     DISCOUNT                            NET
                                   ACQUISITION   ADJUSTMENT     IF ANY    UNEARNED    EARNED    INVESTMENT
                                      COSTS       EXPENSES     DEDUCTED   PREMIUMS   PREMIUMS     INCOME
                                   -----------   -----------   --------   --------   --------   ----------
Year Ended December 31, 1996
   Continuing operations             45,279       1,078,108       --       173,120    278,756     52,148
   Aviation business in run off          --         139,667       --           --       1,624         --
Year Ended December 31, 1995
   Continuing operations             36,950       1,168,652       --       139,993    251,900     53,264
   Aviation business in run off          --         164,898       --            --      4,668         --
Year Ended December 31, 1994
   Continuing operations             31,521       1,223,842       --       147,810    250,434     65,473
   Discontinued operations               --         318,692       --            --     (1,561)        --

                                     Losses and loss
                                   adjustment expenses
                                   incurred related to
                                   -------------------   Amortization   Paid losses
                                     (1)         (2)     of deferred     and loss
                                   Current      Prior    acquisition    adjustment   Premium
                                    year        years      costs         expenses    written
                                   -------      ------   ------------   ----------   -------
Year Ended December 31, 1996
   Continuing operations           180,874      (2,600)     82,394       173,741     311,166
   Aviation business in run off         --         997          --        32,000       1,624
Year Ended December 31, 1995
   Continuing operations           175,852       3,259      72,314       213,606     246,985
   Aviation business in run off        --        4,574          --        15,025       4,668
Year Ended December 31, 1994
   Continuing operations           164,718      26,935      67,246       196,353     282,503
   Discontinued operations              --       8,353          20        (1,624)     (1,561)

                                     II-21